Exhibit 10.1

MASTER TRANSACTION AGREEMENT

BY AND AMONG

POST HOLDINGS, INC.,

BELLRING BRANDS, INC.

AND

BELLRING BRANDS, LLC

Dated as of October 7, 2019

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II IPO		13
2.1	Sole and Absolute Discretion; Cooperation	13
2.2	Actions on IPO Closing Date	13

ARTICLE III FORMATION TRANSACTIONS		13
3.1	Formation Transactions	13
3.2	Transfer of Assets and Assumption of Liabilities	15
3.3	BellRing Assets; Post Assets	17
3.4	BellRing Liabilities; Post Liabilities	20
3.5	Approvals and Notifications	21
3.6	Assignment and Novation of Liabilities	24
3.7	Treatment of Intercompany Agreements	26
3.8	Disclaimer of Representations and Warranties	26

ARTICLE IV CLOSING		27

ARTICLE V MUTUAL RELEASES; INDEMNIFICATION		27
5.1	Release of Pre-Effective Time Claims	27
5.2	Indemnification by BellRing LLC	29
5.3	Indemnification by Post	30
5.4	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	31
5.5	Procedures for Indemnification of Third Party Claims	32
5.6	Additional Matters	34
5.7	Right of Contribution	36
5.8	Covenant Not to Sue	36
5.9	Remedies Cumulative	36
5.10	Survival of Indemnities	36

ARTICLE VI CERTAIN OTHER MATTERS		37
6.1	Financial Covenants	37
6.2	Auditors and Audits; Annual Financial Statements and Accounting	40
6.3	Names Following the Effective Time	42
6.4	Insurance Matters	42
6.5	Late Payments	43
6.6	Inducement	43
6.7	No Restrictions on Competition	43

ARTICLE VII EXCHANGE OF INFORMATION; CONFIDENTIALITY		43
7.1	Agreement for Exchange of Information	43
7.2	Ownership of Information	44
7.3	Record Retention	44
7.4	Limitations of Liability	44
7.5	Other Agreements Providing for Exchange of Information	44
7.6	Confidentiality	44
7.7	Protective Arrangements	45

ARTICLE VIII DISPUTE RESOLUTION		46
8.1	Good Faith Officer Negotiation	46
8.2	CEO Negotiation	46
8.3	Dispute Resolution and Injunctive Relief	46
8.4	Conduct During Dispute Resolution Process	46

ARTICLE IX MISCELLANEOUS		46
9.1	Termination; Waiver and Amendments	46
9.2	Further Assurances	47
9.3	Counterparts; Entire Agreement; Corporate Power	47
9.4	Governing Law	48
9.5	Assignability	48
9.6	Third Party Beneficiaries	48
9.7	Notices	48
9.8	Severability	49
9.9	Force Majeure	49
9.10	No Set-Off	50
9.11	Expenses	50
9.12	Headings	50
9.13	Survival of Covenants	50
9.14	Waivers of Default	50
9.15	Specific Performance	50
9.16	Interpretation	50
9.17	Limitations of Liability; No Recourse	51
9.18	Performance	51
9.19	Mutual Drafting	51

ii

SCHEDULES:

Schedule 1.1	Active Nutrition Entities

Schedule 1.2	Excluded Contracts

Schedule 1.3	Other BellRing Contracts

Schedule 9.11	Certain Expenses

iii

MASTER TRANSACTION AGREEMENT

This MASTER TRANSACTION AGREEMENT, dated as of October 7, 2019 (this “Agreement”), is by and among POST HOLDINGS, INC., a Missouri corporation (“Post”), BELLRING BRANDS, INC., a Delaware corporation (“BellRing Inc.”), and BELLRING BRANDS, LLC, a Delaware limited liability company (“BellRing LLC”; Post, BellRing Inc. and BellRing LLC are sometimes referred to herein individually as a “Party” and together as the “Parties”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in ARTICLE I.

R E C I T A L S

WHEREAS, the board of directors of Post (the “Post Board”), the board of directors of BellRing Inc. (the “BellRing Inc. Board”) and Post, as the sole member of BellRing LLC, desire to effect an underwritten public offering (the “IPO”) of BellRing Inc. Class A Common Stock;

WHEREAS, prior to the completion of the IPO, Post intends to incur indebtedness in an amount to be determined under an unsecured bridge loan (the “Bridge Loan”) that Post and certain of its subsidiaries as guarantors (other than BellRing Inc., but including BellRing LLC and its direct and indirect domestic subsidiaries) will enter into with one or more financial institutions, the net proceeds of which shall be used by Post to refinance and repay a portion of the term loan under Post’s existing credit agreement;

WHEREAS, in connection with the IPO, the Parties shall effect the Formation Transactions pursuant to which, among other things, the BellRing Business shall be separated from the Post Business, as more fully described in this Agreement;

WHEREAS, by means of the Transfer and Assumption Documents, the BellRing Assets shall be transferred by Post and its applicable Subsidiaries to BellRing LLC and its applicable Subsidiaries, and the BellRing Liabilities shall be assumed by BellRing LLC and its applicable Subsidiaries, as more fully described in this Agreement and the Ancillary Agreements, and the Parties intend for such transfer to be treated for U.S. federal income tax purposes as a tax-free contribution of the BellRing Assets to BellRing LLC by Post under Section 721(a) of the Code;

WHEREAS, the Parties desire to set forth in this Agreement (a) the principal transactions and other actions required to effect the Formation Transactions and the IPO and (b) certain agreements that will, following consummation of the Formation Transactions and the IPO, govern the relationship of the Parties and their respective Groups (as applicable).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“A Blocker” shall mean TA/DEI-A Acquisition Corp., a Delaware corporation.

“Accounts Payable” shall mean any and all trade and non-trade accounts payable of Post or BellRing LLC or any other member of their respective Groups.

“Accounts Receivable” shall mean any and all trade and non-trade accounts receivable of Post or BellRing LLC or any other member of their respective Groups.

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Active Nutrition Entities” shall mean the entities set forth on Schedule 1.1.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, except as otherwise specifically provided in this Agreement or any of the Ancillary Agreements (a) none of BellRing Inc., BellRing LLC or any other member of the BellRing Group shall be deemed to be an Affiliate of any member of the Post Group and (b) none of BellRing Inc., Post or any other member of the Post Group shall be deemed to be an Affiliate of any member of the BellRing Group.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by any of the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Formation Transactions and the IPO or the other transactions contemplated by this Agreement, including the Employee Matters Agreement, the Investor Rights Agreement, the License Agreement, the BellRing Limited Liability Company Agreement, the Tax Matters Agreement, the Tax Receivable Agreement, the Master Services Agreement and the Transfer and Assumption Documents.

“Active Nutrition International” shall mean Active Nutrition International GmbH, a German limited liability company.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority, including any filings relating to transfer or other Taxes.

“Acquisition Sub” shall mean Post Acquisition Sub IV, LLC, a Delaware limited liability company.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible (including Tangible Personal Property), intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“B Blockers” shall mean, collectively, (i) TA/DEI-B1 Acquisition Corp., a Delaware corporation, (ii) TA/DEI-B2 Acquisition Corp., a Delaware corporation and (iii) TA/DEI-B3 Acquisition Corp., a Delaware corporation.

“BellRing Accounts Payable” shall mean any and all Accounts Payable outstanding as of immediately prior to the Effective Time, to the extent related to the BellRing Business or arising out of any BellRing Contract.

“BellRing Accounts Receivable” shall mean any and all Accounts Receivable outstanding as of immediately prior to the Effective Time, to the extent related to the BellRing Business or arising out of any BellRing Contract.

“BellRing Assets” shall have the meaning set forth in Section 3.3(a).

“BellRing Balance Sheet” shall mean the actual condensed consolidated balance sheet of the BellRing Business, as of June 30, 2019 as presented in the IPO Registration Statement.

“BellRing Business” shall mean the business, operations and activities of Post’s Active Nutrition business conducted immediately prior to the Effective Time as described in the IPO Registration Statement.

“BellRing Contracts” shall mean the following contracts and agreements to which BellRing Inc. or either of Post or BellRing LLC or any other member of their respective Groups ,as applicable, is a party or by which they or any member of their respective Groups or any of their respective Assets is bound, whether or not in writing; provided that BellRing Contracts shall not include any contract or agreement that (i) is set forth on Schedule 1.2 or (ii) shall be retained by BellRing Inc., Post or any other member of the Post Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a)    any contract or agreement entered into prior to the Effective Time exclusively related to the BellRing Business, including the BellRing Leases;

(b)    any guarantee, indemnity, representation, covenant, warranty or other liability of BellRing Inc. or either of Post or BellRing LLC or any other member of their respective Groups, as applicable, in respect of any other BellRing Contract, any BellRing Liability or the BellRing Business;

(c)    any proprietary information and inventions agreement or similar Intellectual Property Rights assignment or license agreement with any current or former BellRing Group employee, Post Group employee, consultant of the BellRing Group or consultant of the Post Group, in each case entered into prior to the Effective Time that is exclusively related to the BellRing Business;

(d)    any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or to be a contract or agreement in the name of, BellRing LLC or any other member of the BellRing Group; and

(e)    any contracts, agreements or settlements set forth on Schedule 1.3, including the right to recover any amounts under such contracts, agreements or settlements.

“BellRing Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Post that will be members of the BellRing Group as of immediately prior to the Effective Time.

“BellRing Group” shall mean (a) BellRing LLC, (b) each Subsidiary of BellRing LLC immediately after the Effective Time, including the Active Nutrition Entities, and (c) each other Person that is controlled directly or indirectly by BellRing LLC immediately after the Effective Time; provided, however, for the avoidance of doubt, that, except as set forth in Sections 6.1 and 6.2, BellRing Inc. shall not be deemed to be a member of the BellRing Group.

“BellRing Inc.” shall have the meaning set forth in the Preamble.

“BellRing Inc. Auditors” shall have the meaning set forth in Section 6.1(i).

“BellRing Inc. Board” shall have the meaning set forth in the Recitals.

“BellRing Inc. Bylaws” shall mean the Amended and Restated Bylaws of BellRing Inc., substantially in the form attached as Exhibit 3.2 to the IPO Registration Statement, as they may be amended from time to time.

“BellRing Inc. Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of BellRing Inc., substantially in the form attached as Exhibit 3.1 to the IPO Registration Statement, as it may be amended from time to time.

“BellRing Inc. Class A Common Stock” shall mean the class A common stock, par value $0.01 per share, of BellRing Inc.

“BellRing Inc. Class B Common Stock” shall mean the class B common stock, par value $0.01 per share, of BellRing Inc.

“BellRing Indemnitees” shall have the meaning set forth in Section 5.3.

“BellRing Intellectual Property Rights” shall mean all (a) Intellectual Property Rights owned by either Post or BellRing LLC or any other member of their respective Groups that are exclusively used or exclusively held for use in the BellRing Business as of immediately prior to the Effective Time and (b) the right to all past and future damages and claims for the infringement or misappropriation of any of the foregoing.

“BellRing Inventory” shall have the meaning set forth in Section 3.3(a)(vii).

“BellRing Leases” shall have the meaning set forth in the definition of BellRing Real Property.

“BellRing Liabilities” shall have the meaning set forth in Section 3.4(a).

“BellRing Limited Liability Company Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of BellRing LLC to be entered into by and among BellRing Inc and Post and BellRing LLC or the members of their respective Groups, as applicable, in connection with the Formation Transactions and the IPO or the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit 10.4 to the IPO Registration Statement, as it may be amended from time to time.

“BellRing LLC” shall have the meaning set forth in the Preamble.

“BellRing LLC Auditors” shall have the meaning set forth in Section 6.1(i).

“BellRing LLC Managers” shall have the same meaning as “Managers” under the BellRing Limited Liability Company Agreement.

“BellRing LLC Nonvoting Unit” shall mean a “Nonvoting Common Unit” under the BellRing Limited Liability Company Agreement.

“BellRing LLC Voting Unit” shall mean the “Voting Common Unit” under the BellRing Limited Liability Company Agreement.

“BellRing Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers (“Marks”) owned by BellRing LLC or any member of its Group and used in connection with the BellRing Business immediately prior to the Effective Time.

“BellRing Permits” shall mean all Permits owned or licensed by any of Post or BellRing LLC or any member of their respective Groups exclusively used or exclusively held for use in the BellRing Business as of immediately prior to the Effective Time.

“BellRing Products” shall mean all products and services manufactured, supplied, sold, provided or distributed, as the case may be, (a) by Post or BellRing LLC or any member of its Group as of immediately prior to the Effective Time as described in the IPO Registration Statement, and (b) at any time, by BellRing LLC or members of its Group under a BellRing Mark.

“BellRing Real Property” shall mean (a) all of the Real Property owned by BellRing LLC or any other member of the BellRing Group as of immediately prior to the Effective Time, (b) the Real Property Leases to which BellRing LLC or a member of the BellRing Group is party as of immediately prior to the Effective Time (the “BellRing Leases”) and (c) all recorded Real Property notices, easements and obligations with respect to the Real Property and/or Real Property leases described in clauses (a) and (b) of this definition.

“BellRing Records” shall mean (a) all books and records used in or necessary, as of immediately prior to the Effective Time, for the general financial and administrative operation of the BellRing Business, including financial, employee and general business operating documents, instruments, papers, books, books of account, records and files and data related thereto and (b) all books and records related to or used by BellRing LLC or any member of its Group as of immediately prior to the Effective Time in connection with the manufacture, sourcing, supply chain management, marketing, sale, distribution and warranty of BellRing Products, including vendor and supplier information and records, customer lists, sales records, e Commerce records and data, customer registration and account information, billing and subscription information, marketing materials, customer contracts, terms of use and privacy policies, sales literature catalogs, brochures, sales, warranty and other product information and materials and website content, but excluding any consolidated, combined or unitary returns that include Post or any other member of the Post Group.

“BellRing Technology” shall mean any Technology owned by either Post or BellRing LLC or any member of their respective Groups that is exclusively used or exclusively held for use in the BellRing Business as of immediately prior to the Effective Time.

“Bridge Loan” shall have the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in Emeryville, California, St. Louis, Missouri or New York, New York are authorized or obligated by Law or executive order to close.

“CEO Negotiation Request” shall have the meaning set forth in Section 8.2.

“Change of Control” shall mean, with respect to a Party: (a) a transaction whereby any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) would acquire, directly or indirectly, voting securities representing more than fifty percent (50%) of the total voting power of such Party; (b) a merger, consolidation, recapitalization or reorganization of such Party, unless securities representing more than fifty percent (50%) of the total voting power of the legal successor to such Party as a result of such merger, consolidation, recapitalization or reorganization are immediately thereafter beneficially owned, directly or indirectly, by the Persons who beneficially owned such Party’s outstanding voting securities immediately prior to such transaction; or (c) the sale of all or substantially all of the consolidated assets of such Party’s Group. For the avoidance of doubt, no transaction contemplated by this Agreement shall be considered a Change of Control.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Covered Claim” shall mean any claim, demand, action, suit or proceeding for which a Covered Person shall be entitled to indemnification or advancement of Covered Expenses from both (i) BellRing Inc., BellRing LLC or any other member of the BellRing Group pursuant to the Covered Expense Sources, on the one hand, and (ii) Post or any other member of the Post Group pursuant to any other agreement between Post or any other member of the Post Group and the Covered Person pursuant to which the Covered Person is indemnified, or under the laws of the jurisdiction of incorporation or organization of Post or any other member of the Post Group and/or the certificate or articles of incorporation, certificate or articles of organization, bylaws, partnership agreement, operating agreement, certificate or articles of formation, certificate of limited partnership or other organizational or governing documents of Post or any other member of the Post Group, on the other hand.

“Covered Expenses” shall have the meaning set forth in Section 5.6(e).

“Covered Expense Sources” shall have the meaning set forth in Section 5.6(e).

“Covered Person” means each officer, director, manager, stockholder, member, partner, employee, representative, agent or trustee of BellRing Inc., BellRing LLC or any other member of the BellRing Group, in all cases in such capacity.

“Delayed BellRing Asset” shall have the meaning set forth in Section 3.5(c).

“Delayed BellRing Liability” shall have the meaning set forth in in Section 3.5(c).

“Delayed Post Asset” shall have the meaning set forth in Section 3.5(h).

“Delayed Post Liability” shall have the meaning set forth in Section 3.5(h).

“Disclosure Committee” shall have the meaning set forth in Section 6.1(d).

“Dispute” shall have the meaning set forth in Section 8.1.

“Dymatize Enterprises” means Dymatize Enterprises, LLC, a Delaware limited liability company.

“Effective Time” shall mean immediately following the consummation of the IPO on the IPO Closing Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and among Post, BellRing Inc. and BellRing LLC or the other members of their respective Groups, as applicable, in connection with the Formation Transactions and the IPO or the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit 10.2 to the IPO Registration Statement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto, shall not be deemed an event of Force Majeure.

“Formation Transactions” shall have the meaning set forth in Section 3.1.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the BellRing Group or the Post Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Inc. Liabilities” shall mean the independent Liabilities of BellRing Inc. which are not otherwise included in the BellRing Liabilities.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).

“Indemnitee” shall have the meaning set forth in Section 5.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 5.4(a).

“Insurance Proceeds” shall mean those monies:

(a)    received by an insured from an insurance carrier; or

(b)    paid by an insurance carrier on behalf of the insured;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property Rights” shall mean all common law and statutory rights anywhere in the world arising under or associated with: (i) patents and similar or equivalent rights in inventions and applications and rights or claims of priority therefor, including international applications under the Patent Cooperation Treaty; (ii) all trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of the source or origin of goods and services and all statutory, common law and rights provided by international treaties or conventions in any of the foregoing, (iii) trade secret and industrial secret rights and rights in confidential information; (iv) copyrights and any other equivalent rights in works of authorship (including Software); (v) rights in domain names, uniform resource locators and other names and locators associated with Internet addresses and sites; (vi) applications for, registrations of and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable); and (vii) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“Intercompany Agreements” shall have the meaning set forth in Section 3.7.

“Inventory” shall have the meaning set forth in Section 3.3(a)(vii).

“Investor Rights Agreement” shall mean the Investor Rights Agreement to be entered into by and between Post and BellRing Inc. in connection with the Formation Transactions and the IPO or the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit 10.3 to the IPO Registration Statement, as it may be amended from time to time.

“IPO” shall have the meaning set forth in the Recitals.

“IPO Closing Date” shall mean the date on which the consummation of the IPO occurs.

“IPO Registration Statement” shall mean the effective registration statement on Form S-1 (File No. 333-233867) filed under the Securities Act, pursuant to which the shares of BellRing Inc. Class A Common Stock to be issued in the IPO will be registered under the Securities Act, together with all amendments thereto.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved or determined or determinable, including those arising under any Law, claim (including any Third Party Claim), demand, Action or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, or those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“License Agreement” shall mean the Trademark and Domain Name License Agreement to be entered into by and among BellRing Inc. and Post and BellRing LLC and certain members of their respective Groups, as applicable, in connection with the Formation Transactions and the IPO or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including outside legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third Party Claim.

“Marks” shall have the meaning set forth in the definition of BellRing Marks.

“Master Services Agreement” shall mean the Master Services Agreement to be entered into by and among Post, BellRing Inc. and BellRing LLC in connection with the Formation Transactions and the IPO or the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit 10.7 to the IPO Registration Statement, as it may be amended from time to time.

“Officer Negotiation Request” shall have the meaning set forth in Section 8.1.

“Parties” shall have the meaning set forth in the Preamble.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policies” shall mean insurance policies and insurance contracts of any kind, including but not limited to global property, excess and umbrella liability, domestic and foreign commercial general liability, local foreign placements, directors and officers liability, fiduciary liability, cyber/privacy liability, employment practices liability, domestic and foreign automobile, global ocean marine cargo/inland transit, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, special contingency, bonds and self-insurance, together with the rights, benefits, privileges and obligations thereunder.

“Post” shall have the meaning set forth in the Preamble.

“Post Assets” shall have the meaning set forth in Section 3.3(b).

“Post Auditors” shall have the meaning set forth in Section 6.2(c).

“Post Board” shall have the meaning set forth in the Recitals.

“Post Business” shall mean all businesses, operations and activities conducted at any time prior to the Effective Time by either Post or BellRing LLC or any other member of their respective Groups, other than the BellRing Business.

“Post Credit Agreement” shall mean that certain Amended and Restated Credit Agreement, dated as of March 28, 2017, among Post, Barclays Bank PLC, as Administrative Agent, and certain other lenders party thereto from time to time, as it has been amended, modified or supplemented from time to time.

“Post Group” shall mean Post and each Person that is a Subsidiary of Post (other than BellRing LLC and any other member of the BellRing Group); provided, however, for the avoidance of doubt, BellRing Inc. shall not be deemed to be a member of the Post Group.

“Post Indemnitees” shall have the meaning set forth in Section 5.2.

“Post Indentures” shall mean (i) that certain Indenture dated as of August 18, 2015 among Post, the Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as Trustee, regarding 8.00% Senior Notes due 2025, (ii) that certain Indenture dated as of August 3, 2016 among Post, the Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as Trustee, regarding 5.00% Senior Notes due 2026, (iii) that certain Indenture dated as of February 14, 2017 among Post, the Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as Trustee, regarding 5.50% Senior Notes due 2025, (iv) that certain Indenture dated as of February 14, 2017 among Post, the Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as Trustee, regarding 5.75% Senior Notes due 2027, (v) that certain Indenture dated as of December 1, 2017 among Post, the Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as Trustee, regarding 5.625% Senior Notes due 2028, and (vi) that certain Indenture dated as of July 3, 2019 among Post, the Guarantors (as defined therein) party thereto and Wells Fargo Bank, National Association, as Trustee, regarding 5.50% Senior Notes due 2029.

“Post Intellectual Property Rights” shall mean all Intellectual Property Rights, other than BellRing Intellectual Property Rights, owned by either of Post or BellRing LLC or any other member of their respective Groups as of immediately prior to the Effective Time.

“Post Inventory” shall mean all Inventory, other than BellRing Inventory, owned by either Post or BellRing LLC or any other member of their respective Groups as of immediately prior to the Effective Time.

“Post Liabilities” shall have the meaning set forth in Section 3.4(b).

“Post Marks” shall mean all Marks, other than the BellRing Marks, owned by either Post or BellRing LLC or any other member of their respective Groups as of immediately prior to the Effective Time.

“Post Public Filings” shall have the meaning set forth in Section 6.1(i).

“Post Technology” shall mean all Technology, other than BellRing Technology, owned by either Post or BellRing LLC or any other member of their respective Groups as of immediately prior to the Effective Time.

“Premier Nutrition” shall mean Premier Nutrition Company, LLC, a Delaware limited liability company, successor-by-conversion to, and formerly known as, Premier Nutrition Corporation, a Delaware corporation.

“Prime Rate” shall mean the rate that JPMorgan Chase Bank, National Association (or any successor thereto or other major money center commercial bank agreed to by the Parties) announces from time to time as its prime lending rate, as in effect from time to time.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Prospectus” shall mean each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, members, managers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 1542” shall have the meaning set forth in Section 5.1(c).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Shared Third Party Claim” shall have the meaning set forth in Section 5.5(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tangible Personal Property” shall mean machinery, equipment, hardware, furniture, fixtures, tools, motor vehicles and other transportation equipment, special and general tangible tools, prototypes, models and other tangible personal property.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and among Post, BellRing Inc. and BellRing LLC or the members of their respective Groups, as applicable, in connection with the Formation Transactions and the IPO or the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit 10.5 to the IPO Registration Statement, as it may be amended from time to time.

“Tax Receivable Agreement” shall mean the Tax Receivable Agreement to be entered into by and among BellRing Inc., BellRing LLC, Post and the other parties named therein in connection with the Formation Transactions and the IPO or the other transactions contemplated by this Agreement, substantially in the form attached as Exhibit 10.6 to the IPO Registration Statement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean embodiments, regardless of form, of Intellectual Property Rights, including, as the context requires, inventions (whether or not patentable), discoveries and improvements, works of authorship, documentation, diagrams, formulae, recipes, software (whether in source code or in executable code form), user interfaces, architectures, databases, data compilations and collections, know-how, technical data, trade secrets, mask works, models, prototypes, molds, methods, protocols, techniques, processes, devices, schematics, algorithms, molds and patterns, production and other manuals, manufacturing and quality control records and procedures and research and development files; provided that Technology specifically excludes (i) any and all Intellectual Property Rights, (ii) books and records, (iii) sales and customer records and (iv) customer data.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third Party Claim” shall have the meaning set forth in Section 5.5(a).

“Transfer and Assumption Documents” shall have the meaning set forth in Section 3.2(b).

“Underwriting Agreement” shall mean the underwriting agreement entered into among BellRing Inc., BellRing LLC and the Underwriters as representatives of the several underwriters named therein with respect to the IPO, substantially in the form attached as Exhibit 1.1 to the IPO Registration Statement.

“Underwriters” shall mean the managing underwriters for the IPO.

“Unreleased BellRing Liability” shall have the meaning set forth in Section 3.6(a)(ii).

“Unreleased Post Liability” shall have the meaning set forth in Section 3.6(b)(ii).

ARTICLE II

IPO

2.1    Sole and Absolute Discretion; Cooperation. Subject to the terms of the Underwriting Agreement, Post may (a) in its sole and absolute discretion, determine the terms of the IPO, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the IPO and the timing and conditions to the consummation of the IPO; and (b) at any time and from time to time until the consummation of the IPO, modify or change the terms of the IPO, including by accelerating or delaying the timing of the consummation of all or part of the IPO. BellRing Inc. and BellRing LLC shall, and BellRing LLC shall cause the other members of the BellRing Group to, cooperate with Post to accomplish the IPO and, in furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement, BellRing Inc. and BellRing LLC shall, and BellRing LLC shall cause the other members of the BellRing Group to, at the request of Post, promptly take any and all actions necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

2.2    Actions on IPO Closing Date.

(a)    BellRing Inc. Directors and Officers. Post and BellRing Inc. shall take all necessary actions so that, as of the IPO Closing Date, the directors and executive officers of BellRing Inc. shall be those set forth in the IPO Registration Statement, unless otherwise agreed by the Parties.

(b)    BellRing Inc. Certificate of Incorporation and BellRing Inc. Bylaws. Post and BellRing Inc. shall each take all actions that may be required to provide for the adoption by BellRing Inc. of the BellRing Inc. Certificate of Incorporation and the BellRing Inc. Bylaws and the filing of the BellRing Inc. Certificate of Incorporation with the Secretary of State of the State of Delaware, to be effective as of the IPO Closing Date.

(c)    Formation Transactions. Each Party shall, or shall, as applicable, cause the applicable members of its respective Group to, effect the Formation Transactions to which it is a party, to be effective as set forth in Section 3.1.

ARTICLE III

FORMATION TRANSACTIONS

3.1    Formation Transactions. Subject to the terms and conditions hereinafter set forth, and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, the Parties shall have taken or shall take, or shall have caused or shall cause the other members of their respective Groups, as applicable, to take, the actions described in this ARTICLE III (collectively, the “Formation Transactions”):

(a)    Prior to the consummation of the IPO, the applicable Parties shall have caused the transactions set forth below to be effected:

(i)    the B Blockers shall each have merged with and into the A Blocker, with the A Blocker as the sole surviving corporation;

(ii)    Premier Nutrition shall have converted from a Delaware corporation to a Delaware limited liability company;

(iii)    all intercompany receivables due to either Premier Nutrition or Dymatize Enterprises, respectively, from Post or any other member of the Post Group, shall have been distributed (in one or more distributions to or by their applicable Affiliates) to Post in cancellation of such intercompany balances;

(iv)    Acquisition Sub shall have merged with and into BellRing LLC, with BellRing LLC as the surviving entity, and as a result, Active Nutrition International shall have become a direct subsidiary of BellRing LLC;

(v)    Post shall have contributed all of the equity interests in Premier Nutrition to BellRing LLC, such that BellRing LLC shall be the direct holder of such equity interests; and

(vi)    Post shall have borrowed the proceeds of the Bridge Loan.

(b)    On the IPO Closing Date, the applicable Parties shall cause the transactions set forth below to be effected:

(i)    the Parties shall effect the transactions described in Section 3.2(a), including the execution and delivery of the Transfer and Assumption Documents, the assumption by BellRing LLC and the applicable BellRing Designees of all of the Liabilities of Post and the other applicable members of the Post Group under the Bridge Loan and the release of Post and such members of the Post Group from all Liabilities under the Bridge Loan;

(ii)    Post shall cause BellRing Inc., BellRing LLC and the other members of the BellRing Group to be designated “unrestricted subsidiaries” under the Post Indentures and the Post Credit Agreement;

(iii)    BellRing Inc. shall issue to Post one (1) share of BellRing Inc. Class B Common Stock, in exchange for the one thousand (1,000) shares of common stock of BellRing Inc. initially issued to Post in connection with the incorporation of BellRing Inc. (which shares of common stock will be cancelled as part of the exchange);

(c)    At the Effective Time, the applicable Parties shall cause the transactions set forth below to be effected, which shall be deemed to occur simultaneously pursuant to a single integrated plan:

(i)    Post, BellRing Inc. and BellRing LLC shall enter into the BellRing Limited Liability Company Agreement, pursuant to which, among other things, Post’s membership interests in BellRing LLC shall be reclassified as a number of BellRing LLC Nonvoting Units to be mutually acceptable to Post and BellRing Inc.;

(ii)    BellRing Inc. shall contribute an amount of cash to be mutually acceptable to Post and BellRing Inc. to BellRing LLC, in exchange for a number of BellRing LLC Nonvoting Units to be mutually acceptable to Post and BellRing, Inc. and one (1) BellRing LLC Voting Unit issued to BellRing Inc.;

(iii)    BellRing LLC shall appoint the BellRing LLC Managers;

(iv)    Post, BellRing Inc. and BellRing LLC and the applicable members of each Party’s Group will enter into the remaining Ancillary Agreements, including (i) the Employee Matters Agreement, (ii) the Investor Rights Agreement, (iii) the License Agreement, (iv) the Tax Matters Agreement, (v) the Tax Receivable Agreement, and (vi) the Master Services Agreement; and

(v)    BellRing LLC shall contribute all of the equity interests in Active Nutrition International and Premier Nutrition to Dymatize Enterprises, such that Dymatize Enterprises shall be the direct holder of such equity interests.

3.2    Transfer of Assets and Assumption of Liabilities.

(a)    General. Effective as of immediately prior to the Effective Time, to the extent not theretofore accomplished indirectly by means of the other Formation Transactions, the Parties shall effect the following transactions:

(i)    Transfer and Assignment of BellRing Assets. Post shall, and shall cause the other applicable members of its Group to, contribute, assign, transfer, convey and deliver to BellRing LLC or the applicable BellRing Designees, and BellRing LLC or such BellRing Designees shall accept from Post and the other applicable members of the Post Group, all of Post’s and such Post Group members’ respective direct or indirect right, title and interest in and to all of the BellRing Assets (it being understood that if any BellRing Asset shall be held by an Active Nutrition Entity or a wholly owned Subsidiary of an Active Nutrition Entity, to the extent required, such BellRing Asset shall instead be assigned, transferred, conveyed and delivered to BellRing LLC as a result of the transfer of all of the equity interests in such Active Nutrition Entity from Post or the other applicable members of the Post Group to BellRing LLC or the applicable BellRing Designee in connection with the other Formation Transactions);

(ii)    Acceptance and Assumption of BellRing Liabilities. BellRing LLC and the applicable BellRing Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the BellRing Liabilities in accordance with their respective terms (it being understood that if any BellRing Liability is a liability of an Active Nutrition Entity or a wholly owned Subsidiary of an Active Nutrition Entity of which BellRing LLC is not currently the direct or indirect parent, such BellRing Liability shall instead be deemed assumed by BellRing LLC as a result of the transfer of all of the equity interests in such Active Nutrition Entity from Post or the other applicable members of the Post Group to BellRing LLC or the applicable BellRing Designee in connection with the other Formation Transactions). As a part of such acceptance, assumption and agreement, BellRing LLC will become the borrower under the Bridge Loan, BellRing LLC’s direct and indirect domestic subsidiaries will continue to guarantee the obligations under the Bridge Loan and Post and the other members of the Post Group will be released from all Liabilities under the Bridge Loan (but, for the avoidance of doubt, Post will retain for its own account all of the proceeds of the Bridge Loan). BellRing LLC and such BellRing Designees shall be responsible for all BellRing Liabilities, regardless of when or where such BellRing Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such BellRing Liabilities are asserted or determined (including any BellRing Liabilities arising out of claims made by Post’s, BellRing LLC’s or BellRing Inc.’s respective directors, officers, members, managers, employees, agents, Subsidiaries or Affiliates against any member of the Post Group or the BellRing Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Post Group, the BellRing Group or BellRing Inc., or any of their respective directors, officers, members, managers, employees, agents, Subsidiaries or Affiliates;

(iii)    Transfer and Assignment of Post Assets. Post and BellRing LLC shall cause BellRing LLC and the BellRing Designees to contribute, assign, transfer, convey and deliver to Post or certain members of the Post Group designated by Post, and Post or such other members of the Post Group shall accept from BellRing LLC and the BellRing Designees, all of BellRing LLC’s and such BellRing Designees’ respective direct or indirect right, title and interest in and to all Post Assets held by BellRing LLC or a BellRing Designee; and

(iv)    Acceptance and Assumption of Post Liabilities. Post and certain members of the Post Group designated by Post shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Post Liabilities held by BellRing LLC or any BellRing Designee and Post and the other applicable members of the Post Group shall be responsible for all Post Liabilities in accordance with their respective terms, regardless of when or where such Post Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Post Liabilities are asserted or determined (including any Post Liabilities arising out of claims made by Post’s, BellRing LLC’s or BellRing Inc.’s respective directors, officers, members, managers, employees, agents, Subsidiaries or Affiliates against any member of the Post Group or the BellRing Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Post Group, any member of the BellRing Group or BellRing Inc., or any of their respective directors, officers, members, managers, employees, agents, Subsidiaries or Affiliates.

(b)    Transfer and Assumption Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 3.2(a), (i) each of Post and BellRing LLC shall execute and deliver, and shall cause the applicable members of their respective Groups to execute and deliver, to the other applicable Party (or the applicable members of its Group) such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of their respective Groups’ right, title and interest in and to such Assets to the other Party and the applicable members of its Group, and (ii) each of Post and BellRing LLC shall execute and deliver, and shall cause the applicable members of their respective Groups to execute and deliver, to the other applicable Party (or the applicable members of its Group) such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 3.2(a). All of the foregoing documents contemplated by this Section 3.2(b) shall be referred to collectively herein as the “Transfer and Assumption Documents.” The Transfer and Assumption Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer and Assumption Documents and the terms of this Agreement or the Tax Matters Agreement, the terms of this Agreement or the Tax Matters Agreement, as applicable, shall control.

(c)    Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), Post or BellRing LLC (or any member of either such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to such other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to such other Party so entitled thereto (or to any member of such Party’s Group), and such other Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), Post or BellRing LLC (or any member of either such Party’s respective Group) shall be liable for or otherwise assume any Liability that is allocated to such other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party (or member of such Party’s Group) shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability.

(d)    Waiver of Bulk-Sale and Bulk-Transfer Laws. BellRing LLC hereby waives compliance by each and every member of the Post Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the BellRing Assets to any member of the BellRing Group. Post hereby waives compliance by each and every member of the BellRing Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Post Assets to any member of the Post Group.

(e)    Intellectual Property Rights.

(i)    If and to the extent that, as a matter of Law in any jurisdiction, Post or the applicable members of its Group cannot assign, transfer or convey any of Post’s or such Post Group members’ respective direct or indirect right, title and interest in and to any Technology or Intellectual Property Rights included in the BellRing Assets, then, to the extent possible, Post shall, and shall cause the applicable member(s) of its Group to, irrevocably grant to BellRing Inc., BellRing LLC or the applicable BellRing Designees, an exclusive (but subject to any licenses that would be granted to Post under the License Agreement had such Intellectual Property Rights been transferred to BellRing LLC), irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

(ii)    If and to the extent that, as a matter of Law in any jurisdiction, BellRing LLC or the applicable members of its Group cannot assign, transfer or convey any of BellRing LLC’s or such BellRing Group members’ respective direct or indirect right, title and interest in and to any Technology or Intellectual Property Rights included in the Post Assets, then, to the extent possible, BellRing LLC shall, and shall cause the applicable member(s) of its Group to, irrevocably grant to Post or the applicable Post Designees an exclusive (but subject to any licenses that would be granted to BellRing Inc. or BellRing LLC under the License Agreement had such Intellectual Property Rights been transferred to Post), irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose any such right, title or interest.

(f)    Electronic Transfer. All transferred BellRing Assets and Post Assets, including transferred Technology, that can be delivered by electronic transmission may be so delivered or made available to BellRing LLC, Post or their respective designees (as applicable) at a designated FTP site or in another electronic form to be determined by the Parties.

3.3    BellRing Assets; Post Assets.

(a)    BellRing Assets. For purposes of this Agreement, “BellRing Assets” shall mean (without duplication):

(i)    all issued and outstanding capital stock or other equity interests of the Active Nutrition Entities that are owned by either Post or BellRing LLC or any members of their respective Groups as of immediately prior to the Effective Time;

(ii)    except as otherwise set forth in this Section 3.3(a), all Assets of Post or BellRing LLC or any members of their respective Groups included or reflected as assets of the BellRing Group on the BellRing Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the BellRing Balance Sheet; provided that the amounts set forth on the BellRing Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of BellRing Assets pursuant to this clause (ii);

(iii)    except as otherwise set forth in this Section 3.3(a), all Assets of Post or BellRing LLC or any of the members of their respective Groups as of immediately prior to the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of BellRing LLC or members of the BellRing Group on an unaudited pro forma condensed consolidated balance sheet of the BellRing Group or any notes thereto as of immediately prior to the Effective Time (were such balance sheet and notes to be prepared on a basis consistent with the determination of the Assets included on the BellRing Balance Sheet), it being understood that (x) the BellRing Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of BellRing Assets pursuant to this clause (iii); and (y) the amounts set forth on the BellRing Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of BellRing Assets pursuant to this clause (iii);

(iv)    all Assets of either Post or BellRing LLC or any of the members of their respective Groups as of immediately prior to the Effective Time that are expressly provided by any provision of this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by BellRing LLC or any other member of the BellRing Group;

(v)    all BellRing Contracts as of immediately prior to the Effective Time and all rights, interests or claims of BellRing Inc. or either of Post or BellRing LLC or any of the members of their respective Groups thereunder, as applicable, as of immediately prior to the Effective Time;

(vi)    any and all BellRing Accounts Receivable;

(vii)    any and all finished goods inventory, ingredients, supplies, components, packaging materials and other inventories, including any inventory in-transit or other inventories being held by third parties pursuant to consignment or otherwise, and all valuation-related adjustments relating thereto (including those relating to warranty, prompt pay discounts, royalties and other items) (“Inventory”), in each case, exclusively related to the BellRing Business as of immediately prior to the Effective Time (“BellRing Inventory”);

(viii)    copies of any and all BellRing Records in the possession of BellRing Inc. or either of Post or BellRing LLC or any of the members of their respective Groups, as applicable, as of immediately prior to the Effective Time; provided that Post shall be permitted to retain copies of, and continue to use, (A) any BellRing Records that as of the Effective Time are used in or necessary for the operation or conduct of the Post Business, including Post’s performance under the Master Services Agreement, (B) any BellRing Records that Post is required by Law or under any applicable Post policy to retain (and if copies are not provided to BellRing LLC, then, to the extent permitted by Law, such copies will be made available to BellRing LLC upon BellRing LLC’s reasonable request), (C) copies of any BellRing Records to the extent required to demonstrate compliance with applicable Law or pursuant to internal compliance procedures or related to any Post Assets or Post’s and/or its Affiliates’ obligations under this Agreement or any of the Ancillary Agreements, and (D) “back-up” electronic copies of such BellRing Records maintained by Post in the ordinary course of business, and such copies shall be considered Post Assets;

(ix)    all BellRing Intellectual Property Rights as of immediately prior to the Effective Time, and all rights, interests or claims of BellRing LLC or any of the other members of its Group thereunder as of immediately prior to the Effective Time, including the right to seek, recover and retain damages for the past and future infringement of any BellRing Intellectual Property Rights;

(x)    without limiting clause (ix) above, the BellRing Marks, and all goodwill of the BellRing Business appurtenant thereto;

(xi)    all BellRing Technology;

(xii)    all BellRing Permits as of immediately prior to the Effective Time and all rights, interests or claims of either Post or BellRing LLC or any of the other members of their respective Groups thereunder as of immediately prior to the Effective Time;

(xiii)    all BellRing Real Property as of immediately prior to the Effective Time;

(xiv)    except as otherwise set forth in this Section 3.3(a), all Assets of either Post or BellRing LLC or of any other members of their respective Groups exclusively used or exclusively held for use in the BellRing Business as of immediately prior to the Effective Time;

(xv)    all cash and cash equivalents of BellRing LLC and the other members of its Group as of immediately prior to the Effective Time.

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single asset may fall within more than one of the clauses (i) through (xv) in this Section 3.3(a), such fact does not imply that (x) such asset shall be transferred more than once or (y) any duplication of such asset is required, and (B) the BellRing Assets shall not in any event include any Asset referred to in clauses (i) through (x) of Section 3.3(b).

(b)    Post Assets. For the purposes of this Agreement, “Post Assets” shall mean all Assets of either Post or BellRing LLC or of any other members of their respective Groups as of immediately prior to the Effective Time, other than the BellRing Assets. Notwithstanding anything herein to the contrary, the Post Assets shall include:

(i)    all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Post or any other member of the Post Group;

(ii)    all contracts and agreements of either Post or BellRing LLC or any of the other members of their respective Groups as of immediately prior to the Effective Time (other than the BellRing Contracts, including the contracts and agreements set forth on Schedule 1.2);

(iii)    all copies of BellRing Records which Post is permitted to retain pursuant to Section 3.3(a)(viii);

(iv)    all Post Intellectual Property Rights and all rights, interests or claims of Post or any of the other members of its Group thereunder as of immediately prior to the Effective Time, including the right to seek, recover and retain damages for the past and future infringement of any Post Intellectual Property Rights;

(v)    all Post Technology;

(vi)    all Accounts Receivable, other than the BellRing Accounts Receivable;

(vii)    all Post Inventory;

(viii)    all Permits of either Post or BellRing LLC or any of the other members of their respective Groups as of immediately prior to the Effective Time (other than the BellRing Permits) and all rights, interests or claims of either Post or BellRing LLC or any of the other members of their respective Groups thereunder as of immediately prior to the Effective Time;

(ix)    all Real Property of either Post or BellRing LLC or any of the other members of their respective Groups as of immediately prior to the Effective Time (other than the BellRing Real Property); and

(x)    all cash and cash equivalents of Post and the other members of its Group as of immediately prior to the Effective Time.

3.4    BellRing Liabilities; Post Liabilities.

(a)    BellRing Liabilities. For the purposes of this Agreement, “BellRing Liabilities” shall mean the following Liabilities of Post or BellRing LLC or any of the other members of their respective Groups:

(i)    all Liabilities included or reflected as liabilities or obligations of BellRing LLC or the other members of the BellRing Group on the BellRing Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the BellRing Balance Sheet; provided that the amounts set forth on the BellRing Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of BellRing Liabilities pursuant to this clause (i);

(ii)    all Liabilities as of immediately prior to the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of BellRing LLC or the other members of the BellRing Group on an unaudited condensed consolidated balance sheet of the BellRing Group or any notes thereto as of immediately prior to the Effective Time (were such balance sheet and notes to be prepared on a basis consistent with the determination of the Liabilities included on the BellRing Balance Sheet), it being understood that (x) the BellRing Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of BellRing Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the BellRing Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of BellRing Liabilities pursuant to this clause (ii);

(iii)    any and all BellRing Accounts Payable;

(iv)    except as otherwise set forth in this Section 3.4(a), any and all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the BellRing Business, any BellRing Asset or any BellRing Product;

(v)    any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by BellRing LLC or any other member of the BellRing Group, including all Liabilities of Post and any other member of the Post Group under the Bridge Loan, and all agreements, obligations and Liabilities of any member of the BellRing Group under this Agreement or any of the Ancillary Agreements; and

(vi)    all Liabilities arising out of claims made by any Third Party (including Post’s, BellRing Inc.’s or BellRing LLC’s respective directors, officers, members, managers, stockholders, employees and agents) against any member of the Post Group or the BellRing Group to the extent relating to, arising out of or resulting from the BellRing Business or the BellRing Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above.

Notwithstanding the foregoing, the Parties hereby acknowledge and agree that (A) while a single Liability may fall within more than one of the clauses (i) through (vii) in this Section 3.4(a), such fact does not imply that (x) such Liability shall be transferred more than once or (y) any duplication of such Liability is required, and (B) the BellRing Liabilities shall not in any event include any Liability referred to in clauses (i) through (iv) of Section 3.4(b) or any Inc. Liabilities.

(b)    Post Liabilities. For the purposes of this Agreement, “Post Liabilities” shall mean the following Liabilities of either Post or BellRing LLC or any of the other members of their respective Groups:

(i)    any and all Accounts Payable, other than the BellRing Accounts Payable;

(ii)    any and all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Post Group, and, prior to the Effective Time, BellRing Inc. or any member of the BellRing Group, in each case, to the extent that such Liabilities are not BellRing Liabilities;

(iii)    all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Post or any other member of the Post Group, and all agreements, obligations and Liabilities of any member of the Post Group under this Agreement or any of the Ancillary Agreements; and

(iv)    all Liabilities arising out of claims made by any Third Party (including Post’s, BellRing Inc.’s or BellRing LLC’s respective directors, officers, members, managers, stockholders, employees and agents) against any member of the Post Group or the BellRing Group to the extent relating to, arising out of or resulting from the Post Business or the Post Assets, or the other business, operations, activities or Liabilities referred to in clauses (i) through (iii) above, in each case, to the extent that such Liabilities are not BellRing Liabilities.

Notwithstanding the foregoing, the Post Liabilities shall not in any event include any Inc. Liabilities.

3.5    Approvals and Notifications.

(a)    Approvals and Notifications for BellRing Assets. To the extent that the transfer or assignment of any BellRing Asset, the assumption of any BellRing Liability, the IPO or the Formation Transactions requires any Approvals or Notifications, Post, BellRing Inc. and BellRing LLC shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed among Post, BellRing Inc. and BellRing LLC, none of Post, BellRing Inc. or BellRing LLC shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b)    Delayed BellRing Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the BellRing Group of any BellRing Asset or assumption by the BellRing Group of any BellRing Liability in connection with the IPO or the Formation Transactions would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made as of immediately prior to the Effective Time, then, unless Post, BellRing Inc. and BellRing LLC mutually shall otherwise determine, the transfer or assignment to the BellRing Group of such BellRing Assets or the assumption by the BellRing Group of such BellRing Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such BellRing Assets or BellRing Liabilities shall continue to constitute BellRing Assets and BellRing Liabilities for all other purposes of this Agreement.

(c)    Treatment of Delayed BellRing Assets and Delayed BellRing Liabilities. If any transfer or assignment of any BellRing Asset (or a portion thereof) or any assumption of any BellRing Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated as of immediately prior to the Effective Time, whether as a result of the provisions of Section 3.5(b) or for any other reason (any such BellRing Asset (or a portion thereof), a “Delayed BellRing Asset,” and any such BellRing Liability (or a portion thereof), a “Delayed BellRing Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Post Group retaining such Delayed BellRing Asset or such Delayed BellRing Liability, as the case may be, shall thereafter hold such Delayed BellRing Asset or Delayed BellRing Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the BellRing Group entitled thereto (at the expense of the member of the BellRing Group entitled thereto). In addition, the member of the Post Group retaining such Delayed BellRing Asset or such Delayed BellRing Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed BellRing Asset or Delayed BellRing Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the BellRing Group to whom such Delayed BellRing Asset is to be transferred or assigned, or which will assume such Delayed BellRing Liability, as the case may be, in order to place such member of the BellRing Group in a substantially similar position as if such Delayed BellRing Asset or Delayed BellRing Liability had been transferred, assigned or assumed as contemplated hereby and so that all of the benefits and burdens relating to such Delayed BellRing Asset or Delayed BellRing Liability, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Delayed BellRing Asset or Delayed BellRing Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the BellRing Group.

(d)    Transfer of Delayed BellRing Assets and Delayed BellRing Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed BellRing Asset or the deferral of assumption of any Delayed BellRing Liability pursuant to Section 3.5(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed BellRing Asset or the assumption of any Delayed BellRing Liability have been removed, the transfer or assignment of the applicable Delayed BellRing Asset or the assumption of the applicable Delayed BellRing Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)    Costs for Delayed BellRing Assets and Delayed BellRing Liabilities. Except as otherwise agreed in writing among Post, BellRing Inc. and BellRing LLC, any member of the Post Group retaining a Delayed BellRing Asset or Delayed BellRing Liability due to the deferral of the transfer or assignment of such Delayed BellRing Asset or the deferral of the assumption of such Delayed BellRing Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by BellRing LLC or the member of the BellRing Group entitled to the Delayed BellRing Asset or Delayed BellRing Liability, other than reasonable out-of-pocket expenses, outside attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by BellRing LLC or the member of the BellRing Group entitled to such Delayed BellRing Asset or Delayed BellRing Liability.

(f)    Approvals and Notifications for Post Assets. To the extent that the transfer or assignment of any Post Asset, the assumption of any Post Liability, the Formation Transactions or the IPO requires any Approvals or Notifications, Post, BellRing Inc. and BellRing LLC shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed among Post, BellRing Inc. and BellRing LLC, none of Post, BellRing Inc. or BellRing LLC shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g)    Delayed Post Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Post Group of any Post Asset or assumption by the Post Group of any Post Liability in connection with the IPO or the Formation Transactions would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made as of immediately prior to the Effective Time then, unless Post, BellRing Inc. and BellRing LLC mutually shall otherwise determine, the transfer or assignment to the Post Group of such Post Assets or the assumption by the Post Group of such Post Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Post Assets or Post Liabilities shall continue to constitute Post Assets and Post Liabilities for all other purposes of this Agreement.

(h)    Treatment of Delayed Post Assets and Delayed Post Liabilities. If any transfer or assignment of any Post Asset (or a portion thereof) or any assumption of any Post Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated as of immediately prior to the Effective Time whether as a result of the provisions of Section 3.5(g) or for any other reason (any such Post Asset (or a portion thereof), a “Delayed Post Asset,” and any such Post Liability (or a portion thereof), a “Delayed Post Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the BellRing Group retaining such Delayed Post Asset or such Delayed Post Liability, as the case may be, shall thereafter hold such Delayed Post Asset or Delayed Post Liability, as the case may be, for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the Post Group entitled thereto (at the expense of the member of the Post Group entitled thereto). In addition, the member of the BellRing Group retaining such Delayed Post Asset or such Delayed Post Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Post Asset or Delayed Post Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Post Group to which such Delayed Post Asset is to be transferred or assigned, or which will assume such Delayed Post Liability, as the case may be, in order to place such member of the Post Group in a substantially similar position as if such Delayed Post Asset or Delayed Post Liability had been transferred, assigned or assumed and so that all of the benefits and burdens relating to such Delayed Post Asset or Delayed Post Liability as contemplated hereby, as the case may be, including use, risk of loss, potential for gain and dominion, control and command over such Delayed Post Asset or Delayed Post Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Post Group.

(i)    Transfer of Delayed Post Assets and Delayed Post Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Post Asset or the deferral of assumption of any Delayed Post Liability pursuant to Section 3.5(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Post Asset or the assumption of any Delayed Post Liability have been removed, the transfer or assignment of the applicable Delayed Post Asset or the assumption of the applicable Delayed Post Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)    Costs for Delayed Post Assets and Delayed Post Liabilities. Except as otherwise agreed in writing among Post, BellRing Inc. and BellRing LLC, any member of the BellRing Group retaining a Delayed Post Asset or Delayed Post Liability due to the deferral of the transfer or assignment of such Delayed Post Asset or the deferral of the assumption of such Delayed Post Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Post or the member of the Post Group entitled to the Delayed Post Asset or Delayed Post Liability, other than reasonable out-of-pocket expenses, outside attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Post or the member of the Post Group entitled to such Delayed Post Asset or Delayed Post Liability.

3.6    Assignment and Novation of Liabilities.

(a)    Assignment and Novation of BellRing Liabilities.

(i)    Prior to the Effective Time, BellRing Inc. and BellRing LLC, at the request of Post, shall each use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all BellRing Liabilities and obtain in writing the unconditional release of each member of the Post Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of immediately prior to the Effective Time, so that, in any such case, the members of the BellRing Group shall be solely responsible for such BellRing Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, none of Post, BellRing Inc. or BellRing LLC shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 3.6(a)(i) has been effected, the members of the Post Group shall, from and after the Effective Time, cease to have any obligation whatsoever arising from or in connection with such BellRing Liabilities.

(ii)    If BellRing Inc. or BellRing LLC is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the Post Group continues to be bound by such agreement, lease, license or other obligation or

Liability (each, an “Unreleased BellRing Liability”), (A) BellRing Inc. and BellRing LLC each shall, to the extent not prohibited by Law, use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) BellRing LLC, as indemnitor, guarantor, agent or subcontractor for such member of the Post Group, as the case may be, (1) pay, perform and discharge fully all of the obligations or other Liabilities of such member of the Post Group that constitute Unreleased BellRing Liabilities from and after the Effective Time, and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Post Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased BellRing Liabilities shall otherwise become assignable or able to be novated, Post shall promptly assign, or cause to be assigned, and BellRing LLC or the applicable member of the BellRing Group shall assume, such Unreleased BellRing Liabilities without exchange of further consideration.

(iii)    If BellRing Inc. or BellRing LLC is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 3.6(a), BellRing LLC and any other relevant member of its Group that has assumed the applicable Unreleased BellRing Liability shall indemnify, defend and hold harmless Post against or from such Unreleased BellRing Liability in accordance with the provisions of ARTICLE V and shall, as agent or subcontractor for Post, pay, perform and discharge fully all the obligations or other Liabilities of Post thereunder.

(b)    Assignment and Novation of Post Liabilities.

(i)    Prior to the Effective Time, Post, at the request of BellRing Inc. or BellRing LLC, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Post Liabilities and obtain in writing the unconditional release of BellRing Inc. or any member of the BellRing Group that is a party to any such arrangements, so that, in any such case, the members of the Post Group shall be solely responsible for such Post Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, none of Post, BellRing Inc. or BellRing LLC shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested. To the extent such substitution contemplated by the first sentence of this Section 3.6(b)(i) has been effected, BellRing Inc. and the members of the BellRing Group shall, from and after the Effective Time, cease to have any obligation whatsoever arising from or in connection with such Post Liabilities.

(ii)    If Post is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and BellRing Inc. or the applicable member of the BellRing Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Post Liability”), Post shall, to the extent not prohibited by Law, (A) use its commercially reasonable efforts to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for BellRing Inc. or such member of the BellRing Group, as the case may be, (1) pay, perform and discharge fully all of the obligations or other Liabilities of BellRing Inc. or such member of the BellRing Group that constitute Unreleased Post Liabilities from and after the Effective Time, and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on BellRing Inc. or any member of the BellRing Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Post Liabilities shall otherwise become assignable or able to be novated, BellRing Inc. and BellRing LLC shall promptly assign, or cause to be assigned, and Post or the applicable member of the Post Group shall assume, such Unreleased Post Liabilities without exchange of further consideration.

(iii)    If Post is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 3.6(b), Post and any relevant member of its Group that has assumed the applicable Unreleased Post Liability shall indemnify, defend and hold harmless BellRing Inc. or BellRing LLC against or from such Unreleased Post Liability in accordance with the provisions of ARTICLE V and shall, as agent or subcontractor for BellRing Inc. or BellRing LLC, pay, perform and discharge fully all of the obligations or other Liabilities of BellRing Inc. or BellRing LLC thereunder.

(iv)    In furtherance of, and not in limitation of, the obligations set forth in Section 3.6(b), (A) Post shall take or cause to be taken all actions, and enter into (or cause its Affiliates to enter into) such agreements and arrangements, as shall be necessary to cause, as of the consummation of the Formation Transactions, in accordance with and as provided in the Post Indentures, (x) the members of the BellRing Group and BellRing Inc. to be removed as parties to the Post Indentures; and (y) the members of the BellRing Group and BellRing Inc. to be released from all Liabilities in respect of the Post Indentures, (B) Post shall use its reasonable best efforts to take or cause to be taken all actions and do, or cause to be done, all things reasonably necessary, proper or advisable (as reasonably determined by Post), and enter into (or cause its Affiliates to enter into) such agreements and arrangements, as shall be necessary to cause, as of the consummation of the Formation Transactions, (x) the members of the BellRing Group and BellRing Inc. to be removed as parties to the Post Credit Agreement; (y) the members of the BellRing Group and BellRing Inc. to be released from all Liabilities in respect of the Post Credit Agreement; and (z) the assets of the members of the BellRing Group and BellRing Inc. to be released as collateral in respect of the Post Credit Agreement, and (C) each of Post, on the one hand, and BellRing Inc. and BellRing LLC, on the other hand, shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (x) have any member(s) of the Post Group removed as guarantor of or obligor for any BellRing Liability, including the removal of any Security Interest on or in any Post Asset that may serve as collateral or security for any such BellRing Liability; and (y) have BellRing Inc. and any member(s) of the BellRing Group removed as guarantor of or obligor for any Post Liability, including the removal of any Security Interest on or in any BellRing Asset that may serve as collateral or security for any such Post Liability.

3.7    Treatment of Intercompany Agreements. Any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among BellRing LLC and/or any other member of the BellRing Group, on the one hand, and Post and/or any other member of the Post Group, on the other hand (the “Intercompany Agreements”), effective as of immediately prior to the Effective Time, shall remain in effect in accordance with their terms from and after the Effective Time, unless and until otherwise terminated by the relevant parties thereto.

3.8    Disclaimer of Representations and Warranties. EACH OF BELLRING INC., POST (ON BEHALF OF ITSELF AND EACH MEMBER OF THE POST GROUP) AND BELLRING LLC (ON BEHALF OF ITSELF AND EACH MEMBER OF THE BELLRING GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS

CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING WITHOUT LIMITATION GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR, WITHOUT LIMITATION, THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE IV

CLOSING

Subject to the terms and conditions of this Agreement, the Formation Transactions and the IPO shall be consummated at closings to be held at the offices of Lewis Rice LLC, 600 Washington Avenue, St. Louis, Missouri 63101 on the IPO Closing Date or at such other place or on such other date as Post, BellRing Inc. and BellRing LLC may mutually agree upon in writing. Subject to the terms and conditions of this Agreement, the IPO shall close at the Initial Delivery Date (as defined in the Underwriting Agreement) and the Formation Transactions shall close prior to or at the Effective Time, as set forth in Section 3.1.

ARTICLE V

MUTUAL RELEASES; INDEMNIFICATION

5.1    Release of Pre-Effective Time Claims.

(a)    BellRing LLC and BellRing Inc. Release of Post. Except as provided in Section 5.1(d), effective as of the Effective Time, each of BellRing Inc. and, for itself and each other member of the BellRing Group, BellRing LLC, and for their respective successors and assigns and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been directors, officers, members, managers, agents or employees of any member of the BellRing Group or BellRing Inc. (in each case, in their respective capacities as such), remise, release and forever discharge (i) Post and the members of the Post Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been directors, officers, members, managers, agents or employees of any member of the Post Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any rights of contribution or recovery), whether arising under any contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or failed to occur or any conditions existing or alleged to have existed, in each case on or before the Effective Time, including in connection with the transactions and all other activities to implement the Formation Transactions and the IPO (but, for the avoidance of doubt, this shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement).

(b)    Post Release of BellRing LLC and BellRing Inc. Except as provided in Section 5.1(d), effective as of the Effective Time, Post does hereby, for itself and each other member of the Post Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been directors, officers, members, managers, agents or employees of any member of the Post Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) BellRing LLC, BellRing Inc. and the members of the BellRing Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been directors, officers, members, managers, agents or employees of any member of the BellRing Group or BellRing Inc. (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any rights of contribution or recovery), whether arising under any contract, by operation of Law or otherwise, including for fraud, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or failed to occur or any conditions existing or alleged to have existed, in each case on or before the Effective Time, including in connection with the transactions and all other activities to implement the Formation Transactions and the IPO (but, for the avoidance of doubt, this shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement).

(c)    Acknowledgment of Unknown Losses or Claims. The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (“Section 1542”) (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which provides: GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 5.1(a) and Section 5.1(b).

(d)    Obligations Not Affected. Nothing contained in Section 5.1(a) or 5.1(b) shall (x) impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreements or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms, or (y) release any Person from:

(i)    any Intercompany Agreement;

(ii)    any Liability, contingent or otherwise, assumed or retained by, or transferred, assigned or allocated to, the Group of which such Person is a member in accordance with, or any other Liability of any Person in any Group under, this Agreement or any Ancillary Agreement, including (A) with respect to BellRing LLC, any BellRing Liability, and (B), with respect to Post, any Post Liability;

(iii)    any Liability provided in or resulting from any agreement or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;

(iv)    any Liability that the Parties may have with respect to any indemnification or contribution or other obligation pursuant to this Agreement or any Ancillary Agreement, which Liability shall be governed by the provisions of this ARTICLE V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)    any Liability the release of which would result in the release of any Person other than a Person expressly contemplated to be released pursuant to this Section 5.1.

In addition, nothing contained in Section 5.1(a) shall release any member of the Post Group from honoring its existing obligations to indemnify any director, officer, member, manager or employee of BellRing LLC or BellRing Inc. who was a director, officer, member, manager or employee of any member of the Post Group at or prior to the Effective Time, to the extent such director, officer, member, manager or employee becomes a named defendant in any Action with respect to which such director, officer, member, manager or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a BellRing Liability, BellRing LLC shall indemnify Post for such Liability (including Post’s costs to indemnify the director, officer, member, manager or employee) in accordance with the provisions set forth in this ARTICLE V.

(e)    No Claims. BellRing Inc. and BellRing LLC shall not make, and BellRing LLC shall not permit any other member of the BellRing Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Post or any other member of the Post Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). Post shall not make, and shall not permit any other member of the Post Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against BellRing Inc., BellRing LLC or any other member of the BellRing Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(f)    Execution of Further Releases. At any time at or after the Effective Time, at the request of Post, on the one hand, or BellRing Inc. or BellRing LLC, on the other hand, Post (in the case of a request by BellRing Inc. or BellRing LLC) or BellRing LLC (in the case of a request by Post) shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 5.1.

5.2    Indemnification by BellRing LLC. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, BellRing LLC shall, and shall cause the other members of the BellRing Group to, indemnify, defend and hold harmless Post, each member of the Post Group and each of their respective past, present and future directors, officers, members, managers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Post Indemnitees”), from and against any and all Liabilities of the Post Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)    any BellRing Liability;

(b)    any failure of BellRing LLC, any other member of the BellRing Group or any other Person to pay, perform or otherwise promptly discharge any BellRing Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)    any failure of BellRing Inc. or any other Person to pay, perform or otherwise promptly discharge any Inc. Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(d)    any breach by BellRing Inc., BellRing LLC or any other member of the BellRing Group of this Agreement or any of the Ancillary Agreements;

(e)    except to the extent that it relates to a Post Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of BellRing Inc. or any member of the BellRing Group by any member of the Post Group that survives following the Effective Time; and

(f)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus (including in any amendments or supplements thereto) (other than information provided by Post to BellRing Inc. or any member of the BellRing Group specifically for inclusion in the IPO Registration Statement or any Prospectus), (ii) contained in any public filings made by BellRing Inc. with the SEC following the date of the IPO, or (iii) provided by BellRing Inc., BellRing LLC or any other member of the BellRing Group to Post specifically for inclusion in Post’s annual or quarterly or current reports or proxy statements following the date of the IPO to the extent (A) such information pertains to (x) BellRing Inc. or a member of the BellRing Group or (y) the BellRing Business and (B) Post has provided prior written notice to BellRing Inc. that such information will be included in one or more annual or quarterly or current reports or proxy statements, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports or proxy statements; provided that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the Post Group, including as a result of any misstatement or omission of any information by any member of the Post Group to BellRing Inc. or BellRing LLC.

5.3    Indemnification by Post. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Post shall, and shall cause the other members of the Post Group to, indemnify, defend and hold harmless BellRing Inc., BellRing LLC, each other member of the BellRing Group and each of their respective past, present and future directors, officers, members, managers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “BellRing Indemnitees”), from and against any and all Liabilities of the BellRing Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)    any Post Liability;

(b)    any failure of Post, any other member of the Post Group or any other Person to pay, perform or otherwise promptly discharge any Post Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)    any breach by Post or any other member of the Post Group of this Agreement or any of the Ancillary Agreements;

(d)    except to the extent it relates to a BellRing Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Post Group by BellRing Inc. or any member of the BellRing Group that survives following the Effective Time; and

(e)    any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement or any Prospectus (including in any amendments or supplements thereto) provided by Post specifically for inclusion therein to the extent such information pertains to (x) any member of the Post Group or (y) the Post Business or (ii) provided by Post to BellRing Inc. or any member of the BellRing Group specifically for inclusion in BellRing Inc.’s annual or quarterly or current reports or proxy statements following the date of the IPO to the extent (A) such information pertains to (x) a member of the Post Group or (y) the Post Business and (B) BellRing Inc. has provided written notice to Post that such information will be included in one or more annual or quarterly or current reports or proxy statements, specifying how such information will be presented, and the information is included in such annual or quarterly or current reports or proxy statements; provided that this subclause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of any member of the BellRing Group or BellRing Inc., including as a result of any misstatement or omission of any information by any member of the BellRing Group or BellRing Inc. to Post.

5.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)    Post and BellRing LLC intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this ARTICLE V shall be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which Post or BellRing LLC (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within ten (10) calendar days of receipt of such Insurance Proceeds, the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)    An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit such insurer or other Third Party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each of Post, BellRing Inc. and BellRing LLC shall, and shall, as applicable, cause the members of its respective Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including outside attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this ARTICLE V. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c)    All Liabilities indemnifiable hereunder shall be (i) reduced by an amount equal to any Tax benefit actually recognized in cash as a result of such Liability by an Indemnitee (on the basis of a reduction in cash payments for Taxes) during the two-year period starting on the date an Indemnity Payment is made with respect to such Liability, and (ii) increased by an amount equal to any additional Tax cost incurred by the Indemnitee arising from the receipt of Indemnification Payments hereunder. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any Indemnification Payment hereunder or the incurrence or payment of any indemnified Liability.

5.5    Procedures for Indemnification of Third Party Claims.

(a)    Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Post Group, BellRing Inc. or the BellRing Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 5.2 or Section 5.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within fourteen (14) days (or earlier if the nature of the Third Party Claim so requires) after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 5.5(a).

(b)    Control of Defense. Subject to any insurer’s rights pursuant to any Policies of any of Post, BellRing Inc. or BellRing LLC, as applicable, an Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third Party Claim. Within thirty (30) days after the receipt of a notice from an Indemnitee in accordance with Section 5.5(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim as provided in this Section 5.5(b) or fails to notify an Indemnitee of its election within thirty (30) days (or such earlier period as provided herein) after receipt of the notice from an Indemnitee as provided in Section 5.5(a), then the Indemnitee that is the subject of such Third Party

Claim shall be entitled to continue to conduct and control the defense of such Third Party Claim. Notwithstanding anything herein to the contrary, to the extent a Third Party Claim involves or would reasonably be expected to involve both a BellRing Liability and a Post Liability (collectively, a “Shared Third Party Claim”), Post shall have the sole right to defend and control such portion of any Action relating to such Third Party Claim to the extent it relates to a Post Liability, and BellRing LLC shall have the sole right to defend and control such portion of any Action relating to such Third Party Claim to the extent it relates to a BellRing Liability.

(c)    Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within thirty (30) days after receipt of a notice from an Indemnitee as provided in Section 5.5(a) (or such earlier period as provided in Section 5.5(b)), and the Indemnitee conducts and controls the defense of such Third Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third Party Claim. In the event of a Shared Third Party Claim, each Party shall be liable for the portion of the fees and expenses incurred by such Party in connection with the defense of such Shared Third Party Claim that is equal to the relative portion of such Party’s Liability in respect of such Shared Third Party Claim, and shall be entitled to seek any indemnification or reimbursement from the other Party for any fees or expenses incurred by such Party during the course of the defense of such Shared Third Party Claim in excess of such fees and expenses that are the responsibility of such Party pursuant to this Agreement.

(d)    Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third Party Claim, or an Indemnifying Party that has failed to elect to defend any Third Party Claim as contemplated hereby and either Post or BellRing LLC in the case of a Shared Third Party Claim, nevertheless shall have the right to employ separate outside counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 5.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third Party Claim in such defense and make available to the controlling Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate outside counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)    No Settlement. None of Post, BellRing LLC or BellRing Inc. may settle or compromise any Third Party Claim for which such Party is seeking to be indemnified hereunder without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, conditioned or delayed, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by such other Party or another member of its Group (including for this purpose BellRing Inc., if Post is the Indemnifying Party) or the Indemnitee and provides for a full, unconditional and irrevocable release of such other Party and the other members of its Group (including for this purpose BellRing Inc., if Post is the Indemnifying Party) and the Indemnitee(s) from all Liability in connection with the Third Party Claim. Post, BellRing LLC and BellRing Inc. hereby agree that if one of them presents such other Party with a written notice containing a proposal to settle or compromise a Third Party Claim for which any of Post, BellRing LLC or BellRing Inc. is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)    Tax Matters Agreement Coordination. The provisions of Section 5.2 through Section 5.10 hereof shall not apply with respect to Taxes or Tax matters (it being understood and agreed that claims with respect to Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

5.6    Additional Matters.

(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this ARTICLE V shall be paid reasonably promptly (but in any event within forty-five (45) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this ARTICLE V) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this ARTICLE V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 5.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of ARTICLE VIII, be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)    Pursuit of Claims Against Third Parties. If (i) Post, BellRing Inc. or BellRing LLC incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against such other Party to satisfy the Liability incurred by such incurring Party; and (iii) a legal or equitable remedy may be available to such other Party against a Third Party for such Liability, then such other Party (Post, BellRing Inc. or BellRing LLC, as the case may be) shall use its commercially reasonable efforts to cooperate with such incurring Party, at such incurring Party’s expense, to permit such incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)    Covered Expenses. Each of BellRing Inc. and BellRing LLC acknowledges and agrees that it shall, and to the extent applicable, BellRing LLC shall cause the other members of the BellRing Group to, be fully and primarily responsible for the payment to each Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all outside attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable in connection with any Covered Claim (collectively, “Covered Expenses”), pursuant to and in accordance with (as applicable) the terms of (i) this Agreement, (ii) any other agreement between or among BellRing Inc., BellRing LLC or any other member of the BellRing Group, on the one hand, and the Covered Person, on the other hand, pursuant to which the Covered Person has rights to indemnification, advancement of expenses and/or insurance, (iii) applicable Law and/or (iv) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of BellRing Inc., BellRing LLC or any other member of the BellRing Group ((i) through (iv) collectively, the “Covered Expense Sources”), irrespective of any right of recovery the Covered Person may have from Post or any other member of the Post Group. Under no circumstance shall BellRing Inc., BellRing LLC or any other member of the BellRing Group be entitled to any right of subrogation or contribution by Post or any other member of the Post Group and no right of advancement or recovery the Covered Person may have from Post or any other member of the Post Group shall reduce or otherwise alter the rights of the Covered Person or the obligations of BellRing Inc., BellRing LLC or any other member of the BellRing Group under the Covered Expense Sources. In the event that Post or any other member of the Post Group shall make any payment to the Covered Person in respect of indemnification or advancement of Covered Expenses with respect to any Covered Claim, (x) BellRing Inc. or BellRing LLC, as applicable, shall, and to the extent applicable, BellRing LLC shall cause any other member of the BellRing Group to, reimburse the applicable member(s) of the Post Group making such payment to the extent of such payment promptly upon written demand from Post or such member(s) of the Post Group, and (y) to the extent not previously and fully reimbursed by BellRing Inc., BellRing LLC or any other member of the BellRing Group, as applicable, pursuant to clause (x), the applicable member(s) of the Post Group making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against BellRing Inc., BellRing LLC and/or such members of the BellRing Group, as applicable. For the avoidance of doubt, BellRing Inc. and BellRing LLC each acknowledges and agrees that insurance policies carried by Post or other members of the Post Group may have provisions reflecting the allocation of liability set forth in this Section 5.6(e).

5.7    Right of Contribution.

(a)    Contribution. If any right of indemnification contained in Section 5.2 or Section 5.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group (including for this purpose BellRing Inc., if the Indemnitee is a Post Indemnitee), on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 5.7: (i) any fault associated with the business conducted with the Delayed BellRing Assets or Delayed BellRing Liabilities (except for the gross negligence or intentional misconduct of a member of the Post Group) or with the ownership, operation or activities of the BellRing Business prior to the Effective Time shall be deemed to be the fault of BellRing LLC and the other members of the BellRing Group, and no such fault shall be deemed to be the fault of Post or any other member of the Post Group; (ii) any fault associated with the business conducted with Delayed Post Assets or Delayed Post Liabilities (except for the gross negligence or intentional misconduct of BellRing Inc. or a member of the BellRing Group) shall be deemed to be the fault of Post and the other members of the Post Group, and no such fault shall be deemed to be the fault of BellRing Inc., BellRing LLC or any other member of the BellRing Group; and (iii) any fault associated with the ownership, operation or activities of the Post Business prior to the Effective Time shall be deemed to be the fault of Post and the other members of the Post Group, and no such fault shall be deemed to be the fault of BellRing Inc., BellRing LLC or any other member of the BellRing Group.

5.8    Covenant Not to Sue. Each of BellRing Inc., Post and BellRing LLC hereby covenants and agrees that none of it, the members of its respective Group, as applicable, or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any BellRing Liabilities by BellRing LLC or a member of the BellRing Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Post Liabilities by Post or a member of the Post Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this ARTICLE V are void or unenforceable for any reason.

5.9    Remedies Cumulative. The remedies provided in this ARTICLE V shall be cumulative and, subject to the provisions of ARTICLE VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided that the procedures set forth in this ARTICLE V and ARTICLE VIII shall be the exclusive procedures governing any indemnity action brought under this Agreement.

5.10    Survival of Indemnities. The rights and obligations of each of Post, BellRing Inc. and BellRing LLC and their respective Indemnitees under this ARTICLE V shall survive (a) the sale or other transfer by any such Party or any member of its respective Group, as applicable, of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving any such Party or any of the members of its respective Group, as applicable.

ARTICLE VI

CERTAIN OTHER MATTERS

6.1    Financial Covenants. For purposes of this Section 6.1, each reference to the “BellRing Group” shall be deemed to include BellRing Inc., BellRing LLC and each Subsidiary of BellRing Inc. and BellRing LLC and each other Person that is controlled directly or indirectly by BellRing Inc. or BellRing LLC, in each case, determined as of the applicable time period relevant to such reference. Each of BellRing LLC and BellRing Inc. agrees that, for the period set forth in Section 6.1(j):

(a)    Disclosure of Financial Controls. Each of BellRing LLC and BellRing Inc. shall, and shall, as applicable, cause each other member of the BellRing Group to, maintain, as of and after the IPO Closing Date, disclosure controls and procedures and internal control over financial reporting as defined in Rule 13a-15 promulgated under the Exchange Act. Each of BellRing LLC and BellRing Inc. shall, and shall, as applicable, cause each other member of the BellRing Group to, maintain, as of and after the IPO Closing Date, internal systems and procedures that will provide reasonable assurance that (A) their respective annual and quarterly financial statements are reliable and timely prepared in accordance with GAAP and applicable Law, (B) all transactions of the members of the BellRing Group and BellRing Inc. are recorded as necessary to permit the preparation of BellRing LLC’s, BellRing Inc.’s and any other member of the BellRing Group’s annual and quarterly financial statements, as applicable, (C) the receipts and expenditures of the members of the BellRing Group and BellRing Inc. are authorized at the appropriate level within the BellRing Group or BellRing Inc., as applicable, and (D) unauthorized use or disposition of the assets of any member of the BellRing Group or BellRing Inc. that could have a material effect on the annual and quarterly financial statements of any member of the BellRing Group or BellRing Inc., as applicable, is prevented or detected in a timely manner.

(b)    Fiscal Year. Each of BellRing LLC and BellRing Inc. shall, and shall, as applicable, cause each other member of the BellRing Group organized in the United States to, maintain a fiscal year that commences and ends on the same calendar days as Post’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Post’s monthly accounting periods commence and end.

(c)    Monthly Financial Reports. No later than five (5) Business Days after the end of each month (including the last month of Post’s fiscal year), unless otherwise agreed in writing by the Parties, each of BellRing LLC and BellRing Inc. shall deliver to Post a preliminary consolidated income statement and preliminary consolidated balance sheet and, if requested by Post, income statements and balance sheets for each Affiliate of BellRing LLC or BellRing Inc. which is consolidated with BellRing LLC or BellRing Inc., as the case may be, for such period, and each shall provide Post an opportunity to meet with relevant management personnel to discuss such reports. Each of BellRing LLC and BellRing Inc. shall also deliver to Post preliminary rollforwards as specifically requested by Post for such period and, in the case of BellRing LLC, if requested by Post, rollforwards for each Affiliate of BellRing LLC or BellRing Inc. which is consolidated with BellRing LLC or BellRing Inc., as the case may be, no later than seven (7) Business Days after the end of each monthly accounting period of BellRing LLC and BellRing Inc. (including the last monthly accounting period of BellRing LLC and BellRing Inc. of each fiscal year), as applicable. Each of BellRing LLC and BellRing Inc. shall also deliver to Post a preliminary consolidated statement of cash flows for BellRing LLC and BellRing Inc., as applicable, for such period and, if requested by Post, statements of cash flow for each Affiliate of BellRing LLC or BellRing Inc. which is consolidated with BellRing LLC or BellRing Inc., as the case may be, no later than ten (10) Business Days after the end of each monthly accounting period of BellRing LLC and BellRing Inc. (including the last monthly accounting period of BellRing LLC and BellRing Inc. of each fiscal year), as applicable. The income statements, balance sheets, statements of cash flows and related rollforwards shall be in such format and detail as Post may request, and the information supporting such statements shall be submitted electronically for inclusion in each of Post’s financial reporting systems by such date to permit timely preparation of Post’s consolidated financial statements. In addition, if either of BellRing LLC or BellRing Inc. makes adjustments or other corrections to such financial information, adjustments or other corrections shall be delivered by BellRing LLC or BellRing Inc., as applicable, to Post as soon as practicable, and in any event within twenty-four (24) hours thereafter.

(d)    Quarterly and Annual Financial Statements. BellRing LLC or BellRing Inc. shall establish a disclosure committee (the “Disclosure Committee”) for the purposes of review and approval of BellRing Inc.’s Forms 10-Q and Forms 10-K and other significant filings with the SEC prior to the filing of such documents. Post shall have sole discretion to select certain of its employees to participate in all meetings of the Disclosure Committee for the purpose of reviewing the consistency of such documents with similar documents or other disclosures of Post. Distribution of documents for review by Post should be made at the time such documents are distributed to the participants from BellRing Inc. and the members of the BellRing Group and should provide a reasonable period for review prior to the applicable meeting or by a date otherwise specified by Post. The management of BellRing Inc. shall be solely liable for the completeness and accuracy of any such filings, including any financial statements included therein. BellRing Inc. shall cause each of its principal executive and principal financial officers to sign and deliver to Post the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and shall include the certifications in BellRing Inc.’s periodic reports, as and when required pursuant to Rule 13a-14 promulgated under the Exchange Act and Item 601 of Regulation S-K.

(e)    Budgets and Financial Projections. BellRing LLC and BellRing Inc. shall, as promptly as practicable, deliver to Post copies of all quarterly business process reviews, annual budgets and periodic financial projections (consistent in terms of format and detail and otherwise required by Post) relating to BellRing LLC or BellRing Inc., as the case may be, on a consolidated basis and each shall provide Post an opportunity to meet with relevant management personnel, and each shall, as applicable, cause each other member of the BellRing Group to provide Post an opportunity to meet with relevant management personnel, to discuss such reviews, budgets and projections. BellRing LLC and BellRing Inc. shall, and shall, as applicable, cause each other member of the BellRing Group to, continue to provide to Post projections on a monthly basis consistent with past practices, including income, cash flow and operating indicators, as well as capital expenditure detail on a quarterly basis. Such projections shall be submitted electronically for inclusion in Post’s management reporting systems.

(f)    Conformance with Post Financial Presentation. All information provided by any member of the BellRing Group or BellRing Inc. to Post shall be consistent in terms of format and detail and otherwise with Post’s policies with respect to the application of GAAP and practices in effect on the IPO Closing Date with respect to the provision of such financial information by such member of the BellRing Group or BellRing Inc. to Post, with such changes therein as may be required by GAAP or requested by Post from time to time consistent with changes in such accounting principles and practices.

(g)    Other Information. With reasonable promptness, each of BellRing LLC and BellRing Inc. shall, and shall, as applicable, cause each other member of the BellRing Group to, deliver to Post such additional financial and other information and data with respect to the BellRing Group and BellRing Inc. and their respective businesses, properties, financial positions, results of operations and prospects as may be reasonably requested by Post from time to time.

(h)    Press Releases and Similar Information. BellRing Inc. shall consult and coordinate with Post as to the timing and content of any quarterly earnings releases and any interim financial guidance relating to BellRing Inc. for a current or future period and shall give Post the opportunity to review the information therein relating to the BellRing Group or BellRing Inc. and to comment thereon. BellRing Inc. shall make reasonable efforts to coordinate the issuance of any quarterly earnings releases with those of Post. No later than five (5) days prior to the time and date that BellRing Inc. intends to publish any regular quarterly earnings release or any financial guidance for a current or future period, BellRing Inc. shall deliver to Post copies of drafts of (i) all press releases, (ii) investor presentations and (iii) other statements to be made available by BellRing Inc. to employees of the BellRing Group or to the public, in each case, concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any member of the BellRing Group or BellRing Inc. No later than four (4) hours prior to the time and date that BellRing Inc. intends to publish any regular quarterly earnings release or any financial guidance for a current or future period, BellRing Inc. shall deliver to Post copies of substantially final drafts of all such materials. In addition, prior to the issuance of any such press release, investor presentation or public statement that meets the criteria set forth in the preceding two sentences, BellRing Inc. shall consult with Post regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, BellRing Inc. shall deliver to Post copies of final versions of all press releases, investor presentations and such other public statements.

(i)    Cooperation on Post Filings. Each of BellRing LLC and BellRing Inc. shall cooperate fully, BellRing LLC shall cause each member of the BellRing Group that is a Subsidiary of, or that is controlled by, BellRing LLC and its and their independent certified public accountants (the “BellRing LLC Auditors”) to cooperate fully, and BellRing Inc. shall cause each member of the BellRing Group (other than any such member that is a Subsidiary of, or that is controlled by, BellRing LLC) and its and their independent certified public accountants (the “BellRing Inc. Auditors”) to cooperate fully, in each case, with Post to the extent requested by Post in the preparation of Post’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Stockholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Post with the SEC or the New York Stock Exchange (or such other national securities exchange on which the BellRing Inc. Class A Common Stock is listed) (whether or not such statements, reports, notices prospectuses or filings are made publicly available) or that is otherwise made publicly available, and any comparable offering memoranda or circulars used in any private offerings (collectively, the “Post Public Filings”). Each of BellRing LLC and BellRing Inc. shall be responsible for the preparation of its financial statements in accordance with Post’s policies with respect to the application of GAAP and shall indemnify Post for any Liabilities it shall incur with respect to the inaccuracy of such statements. Each of BellRing LLC and BellRing Inc. shall, and shall, as applicable, cause each other member of the BellRing Group (other than, in the case of BellRing Inc., any such member that is a Subsidiary of, or that is controlled by, BellRing LLC) to, prepare the quarterly and annual financial reporting analysis and provide support for financial statement footnotes and other information included in the Post Public Filings. Such information and the timing thereof shall be consistent with the Post financial statement processes in place prior to the Effective Time. Each of BellRing LLC and BellRing Inc. also shall, and shall, as applicable, cause each other member of the BellRing Group to, provide to Post all other information that Post reasonably requests in connection with any Post Public Filings or that, in the judgment of Post’s legal department, is required to be disclosed or incorporated by reference therein under any Law. Each of BellRing LLC and BellRing Inc. shall, and shall, as applicable, cause each other member of the BellRing Group to, provide such information in a timely manner on the dates requested by Post to enable Post to prepare, print, release and use all Post Public Filings on such dates as Post shall determine, but in no event later than as required by applicable Law. Each of BellRing LLC and BellRing Inc. shall use its commercially reasonable efforts to cause the BellRing LLC Auditors and the BellRing Inc. Auditors, respectively, to consent to any reference to them as experts in any Post Public Filings required under any Law. If and to the extent requested by Post, each of BellRing LLC and BellRing Inc. shall, and shall, as applicable, cause each other member of the BellRing Group to, diligently and promptly review all drafts of such Post Public Filings and prepare in a diligent and timely fashion any portion of such Post Public Filing pertaining to any member of the BellRing Group or BellRing Inc., as applicable. The responsibility of

BellRing LLC management and BellRing Inc. management for reviewing such disclosures shall include a determination that such disclosures are complete and accurate and consistent with other public filings or other disclosures which have been made by BellRing LLC or BellRing Inc., as the case may be. Prior to any printing or public release of or use of any Post Public Filing, an appropriate executive officer of BellRing LLC or BellRing Inc. shall, if requested by Post, certify that the information relating to any member of the BellRing Group or BellRing Inc., as applicable, in such Post Public Filing is accurate, true, complete and correct in all material respects. Unless required by applicable Law, none of BellRing LLC, any other member of the BellRing Group or BellRing Inc. shall publicly release any financial or other information which conflicts with the information with respect to any member of the BellRing Group or BellRing Inc. that is included in any Post Public Filing without Post’s prior written consent.

(j)    Duration of Obligations. BellRing LLC’s and BellRing Inc.’s respective obligations under this Section 6.1 shall continue until such time as Post is no longer required to include, for any fiscal year presented in any Form 10-K of Post, the consolidated results of operations and financial position of BellRing LLC, BellRing Inc. or any other member of the BellRing Group or to account for its investment in BellRing LLC, BellRing Inc. or any other member of the BellRing Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements). For example, if BellRing LLC ceases to be a consolidated subsidiary or equity method affiliate of Post on June 30, 2020, BellRing LLC’s obligations under this Section 6.1 shall remain in effect until Post shall have filed its Form 10-K for the year ended September 30, 2022.

6.2    Auditors and Audits; Annual Financial Statements and Accounting. For purposes of this Section 6.2, each reference to the “BellRing Group” shall be deemed to include BellRing Inc., BellRing LLC and each Subsidiary of BellRing Inc. and BellRing LLC and each other Person that is controlled directly or indirectly by BellRing Inc. or BellRing LLC, in each case, determined as of the applicable time period relevant to such reference. Each of BellRing LLC and BellRing Inc. agrees that, for the period set forth in Section 6.2(i):

(a)    Auditor. Neither BellRing Inc. nor any member of the BellRing Group shall change its independent auditors without Post’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(b)    Audit Timing. Each of BellRing LLC and BellRing Inc. shall use, and shall, as applicable, cause each other member of the BellRing Group to use, its reasonable best efforts to enable the BellRing LLC Auditors and the BellRing Inc. Auditors to complete their audits of BellRing LLC, BellRing Inc. and the other members of the BellRing Group in a timely manner so as to permit Post to meet its timetable for the printing, filing and public dissemination of the Post Public Filings, all in accordance with Section 6.1 and as required by applicable Law.

(c)    Information Needed by Post. Each of BellRing LLC and BellRing Inc. shall provide, and shall, as applicable, cause each other member of the BellRing Group to provide, to Post and the independent auditors of Post (the “Post Auditors”) on a timely basis all information that Post and the Post Auditors reasonably require to meet Post’s schedule for the preparation, printing, filing and public dissemination of the Post Public Filings in accordance with Section 6.1 and as required by applicable Law. Without limiting the generality of the foregoing, each of BellRing LLC and BellRing Inc. shall provide, and shall, as applicable, cause each other member of the BellRing Group to provide, all required financial information with respect to the BellRing Group to the BellRing LLC Auditors, and all required financial information with respect to BellRing Inc. to the BellRing Inc. Auditors, as well as access to personnel of BellRing LLC, BellRing Inc. and the other members of the BellRing Group who are responsible for such financial information, in a sufficient and reasonable time and in sufficient detail to permit the BellRing LLC Auditors or the BellRing Inc. Auditors, as the case may be, to take all steps and perform all reviews necessary to provide sufficient assistance to the Post Auditors with respect to information to be included or contained in the Post Public Filings.

(d)    Access to the BellRing LLC and BellRing Inc. Auditors. BellRing LLC shall authorize the BellRing LLC Auditors, and BellRing Inc. shall authorize the BellRing Inc. Auditors, to make available to the Post Auditors both the personnel who performed, or are performing, the annual audit of BellRing LLC, any other member of the BellRing Group or BellRing Inc. and work papers related to the annual audit of BellRing LLC, any other member of the BellRing Group or BellRing Inc., in all cases within a reasonable time prior to the BellRing LLC Auditors’ or the BellRing Inc. Auditors’ opinion date, as applicable, so that the Post Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the BellRing LLC Auditors and the BellRing Inc. Auditors as it relates to the Post Auditors’ report on Post’s annual audited financial statements, all within sufficient time to enable Post to meet its timetable for the printing, filing and public dissemination of the Post Public Filings.

(e)    Access to Records. If Post determines in good faith that there may be some inaccuracy in a BellRing Group member’s or BellRing Inc.’s financial statements or deficiency in a BellRing Group member’s or BellRing Inc.’s internal accounting controls or operations that could materially impact Post’s financial statements, at Post’s request, BellRing LLC or BellRing Inc., as the case may be, shall provide Post’s internal auditors with access to any member of the BellRing Group’s or BellRing Inc.’s books and records so that Post may conduct reasonable audits relating to the financial statements provided by BellRing LLC or BellRing Inc. or any other member of the BellRing Group hereunder as well as to the internal accounting controls and operations of any member of the BellRing Group or BellRing Inc., as the case may be.

(f)    Notice of Changes. Each of BellRing LLC and BellRing Inc. shall give Post as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, BellRing LLC’s or BellRing Inc.’s accounting estimates or accounting principles from those in effect on the IPO Closing Date, as applicable. Each of BellRing LLC and BellRing Inc. shall consult with Post and, if requested by Post, each of BellRing LLC and BellRing Inc. shall consult with the Post Auditors with respect thereto. Neither BellRing LLC nor BellRing Inc. shall make any such determination or changes without Post’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in BellRing LLC’s, BellRing Inc.’s or Post’s financial statements as filed with the SEC or otherwise publicly disclosed therein. Each of BellRing LLC and BellRing Inc. shall give Post as much prior notice as reasonably practicable of any business combination, the acquisition of any variable interest entities or any other transaction, in each case, which could reasonably be expected to result in the consolidation by Post of the results of operations and financial position of an entity other than BellRing Inc. that is not a member of the BellRing Group.

(g)    Accounting Changes Requested by Post. Notwithstanding Section 6.2(f), each of BellRing LLC and BellRing Inc. shall make any changes in its accounting estimates or accounting principles that are requested by Post in order for BellRing LLC’s or BellRing Inc.’s accounting practices and principles to be consistent with those of Post.

(h)    Special Reports of Deficiencies or Violations. Each of BellRing LLC and BellRing Inc. shall report in reasonable detail to Post the following events or circumstances promptly after any executive officer of BellRing LLC or BellRing Inc. or any of the BellRing LLC Managers or any member of the BellRing Inc. Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect BellRing LLC’s, any other member of the BellRing Group’s or

BellRing Inc.’s ability to record, process, summarize and report financial information; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in BellRing LLC’s, any other member of the BellRing Group’s or BellRing Inc.’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and (D) any report of a material violation of Law that an attorney representing any member of the BellRing Group or BellRing Inc. has formally made to any officers, managers or directors of BellRing LLC, any other member of the BellRing Group or BellRing Inc. pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).

(i)    Duration of Obligations. BellRing LLC’s and BellRing Inc.’s obligations under this Section 6.2 shall continue until such time as Post is no longer required to include, for any fiscal year presented in any Form 10-K of Post, the consolidated results of operations and financial position of BellRing LLC, BellRing Inc. or any other member of the BellRing Group or to account for its investment in BellRing LLC, BellRing Inc. or any other member of the BellRing Group under the equity method of accounting (determined in accordance with GAAP consistently applied and consistent with SEC reporting requirements). For example, if BellRing LLC ceases to be a consolidated subsidiary or equity method affiliate of Post on June 30, 2020, BellRing LLC’s obligations under this Section 6.2 shall remain in effect until Post shall have filed its Form 10-K for the year ended September 30, 2022.

6.3    Names Following the Effective Time.

(a)    Except as provided for in the License Agreement, none of BellRing Inc., BellRing LLC or any other member of the BellRing Group shall use, or have the right to use, the Post Marks or any name or mark that, in the reasonable judgment of Post, is confusingly similar to the Post Marks, and none of BellRing Inc., BellRing LLC or any other member of the BellRing Group shall use the Post Marks in any manner that detracts from the goodwill and reputation of Post or any other member of the Post Group associated with the Post Marks.

(b)    Except as provided for in the License Agreement, neither Post nor any member of its Group shall use, or have the right to use, the BellRing Marks or any name or mark that, in the reasonable judgment of BellRing LLC, is confusingly similar to the BellRing Marks, and neither Post nor any member of its Group shall use the BellRing Marks in any manner that detracts from the goodwill and reputation of BellRing Inc., BellRing LLC or any other member of the BellRing Group associated with the BellRing Marks.

(c)    Notwithstanding anything to the contrary in this Section 6.3, nothing set forth in this Section 6.3 shall limit any of Post’s, BellRing Inc.’s or BellRing LLC’s (or the members of their respective Groups, as applicable) nominative use of the BellRing Marks (in the case of Post or the members of the Post Group) or the Post Marks (in the case of BellRing Inc., BellRing LLC or the other members of the BellRing Group), respectively, including for the purposes of referring to the other Party and the transactions contemplated hereby.

6.4    Insurance Matters. For so long as BellRing Inc. or any members of the BellRing Group continue to participate in Post’s insurance programs (including, for the avoidance of doubt, workers compensation insurance), Post shall continue to administer such insurance programs and allocate or pass through, as applicable, the premiums, claims and other costs thereunder to BellRing Inc. or BellRing LLC, as applicable, in the same manner that Post administers and allocates or passes through such premiums, claims and costs thereunder to the members of the BellRing Group as of the date hereof. BellRing Inc. or BellRing LLC may elect to discontinue participation in Post’s insurance programs, to be effective as of any policy renewal date, provided that BellRing Inc. or BellRing LLC provides Post written notice of such election at least ninety (90) days prior (or such longer period that may be required by any applicable insurance policy) to any such policy renewal date. BellRing Inc. and BellRing LLC shall provide Post with all information reasonably requested by Post as it relates to BellRing Inc.’s and the BellRing Group’s participation in Post’s insurance programs, their withdrawal therefrom or their participation in their own insurance programs, subject to the terms of the Master Services Agreement.

6.5    Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, or as otherwise agreed in writing by the Parties, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within forty-five (45) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two (2%) percent; provided that notice of any such late payment has been provided and the other Party has been provided fifteen (15) days to cure any such late payment.

6.6    Inducement. Each of BellRing Inc. and BellRing LLC acknowledges and agrees that Post’s willingness to cause, effect and consummate the Formation Transactions and the IPO has been conditioned upon and induced by BellRing Inc.’s and BellRing LLC’s covenants and agreements in this Agreement and the Ancillary Agreements, including BellRing LLC’s assumption of the BellRing Liabilities pursuant to the provisions of this Agreement and BellRing Inc.’s and BellRing LLC’s covenants and agreements contained in ARTICLE VII.

6.7    No Restrictions on Competition. It is the explicit intent of each of the Parties that the provisions of this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the Parties from and after the Effective Time. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on the ability of any Party to engage in any (a) business or other activity that competes with the business of any other Party, or (b) specific line of business or engage in any business activity in any specific geographic area.

ARTICLE VII

EXCHANGE OF INFORMATION; CONFIDENTIALITY

7.1    Agreement for Exchange of Information. Subject to Section 7.6 and any other applicable confidentiality obligations, each of Post, BellRing LLC and BellRing Inc., on behalf of themselves and each member of their respective Groups, as applicable, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to such other Party and the members of such other Party’s Group, as applicable, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor is received by such Party, any information (or a copy thereof) in the possession or under the control of such Party or its Group, as applicable, which the requesting Party requests to the extent that (i) such information relates to the BellRing Business, or any BellRing Asset or BellRing Liability, if BellRing Inc. or BellRing LLC is the requesting Party, or to the Post Business, or any Post Asset or Post Liability, if Post is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 7.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 7.1 shall expand the obligations of a Party under Section 7.3.

7.2    Ownership of Information. The provision of any information pursuant to Section 7.1 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

7.3    Record Retention. To facilitate the possible exchange of information pursuant to this ARTICLE VII and other provisions of this Agreement after the Effective Time, Post, BellRing LLC and BellRing Inc. shall use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Effective Time in accordance with their respective policies regarding retention of records; provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). None of Post, BellRing LLC or BellRing Inc. shall destroy, or permit any of its respective Group members, as applicable, to destroy, any information which such other Party may have the right to obtain pursuant to this Agreement prior to the end of the retention period set forth in such policies without first notifying such other Party of the proposed destruction and giving such other Party the opportunity to take possession of such information prior to such destruction. Notwithstanding anything in this ARTICLE VII to the contrary, the Tax Matters Agreement exclusively governs the exchange of Tax-related information.

7.4    Limitations of Liability. No Party shall have any Liability to any other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. No Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 7.3.

7.5    Other Agreements Providing for Exchange of Information.

(a)    In the event of any conflict between the terms of Section 6.1 or Section 6.2 and the terms of this ARTICLE VII, the terms of Section 6.1 or Section 6.2, as applicable, shall control.

(b)    The rights and obligations granted under this ARTICLE VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, destruction or confidential treatment of information set forth in any Ancillary Agreement.

(c)    Any Party that receives, pursuant to a request for information in accordance with this ARTICLE VII, Tangible Information that is not relevant to its request shall, at the request of the providing Party (i) return it to the providing Party or destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

7.6    Confidentiality.

(a)    Confidentiality. Subject to Section 7.7, from and after the Effective Time each Party, on behalf of itself and each member of its respective Group, as applicable, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Post’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Parties or any member of the other Party’s Group, as applicable, or their respective businesses (giving effect to the Formation Transactions) that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group, as applicable, or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, except to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group, as applicable, or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group, as applicable) which sources are not, to the receiving Party’s knowledge after reasonable inquiry, themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, (iii) independently developed or generated without reference to or use of any proprietary or confidential information of any other Party or any member of such Party’s Group, as applicable, or (iv) publicly disclosed in connection with or as part of Post’s or BellRing Inc.’s ordinary course investor relations activities.

(b)    Third Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group, as applicable, may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and another Party or members of such Party’s Group, as applicable, on the other hand, prior to the Effective Time; or (ii) that, as between such Parties, was originally collected by the other Party or members of such other Party’s Group, as applicable, and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group, as applicable, and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among another Party or members of such Party’s Group, as applicable, on the one hand, and such Third Parties, on the other hand. With respect to legally protected personal information received from consumers before the Effective Time, each Party agrees that it shall not use data in a manner that is materially inconsistent with promises made at the time the data was collected unless it first obtains affirmative express consent from the relevant consumer.

7.7    Protective Arrangements. In the event that a Party or any member of its Group, as applicable, either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of any other Party (or any member of any other Party’s Group, as applicable) that is subject to the confidentiality provisions hereof, such Party shall notify the other Parties (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall reasonably cooperate, at the expense of the other Party(ies), in seeking any appropriate protective order requested by the other Party(ies). In the event that such other Party(ies) fails to receive such appropriate protective order in a timely manner, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Parties with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VIII

DISPUTE RESOLUTION

8.1    Good Faith Officer Negotiation. Any Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement), including regarding whether any Assets are BellRing Assets, any Liabilities are BellRing Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement (a “Dispute”), shall provide written notice thereof to the other Parties (the “Officer Negotiation Request”). Within fifteen (15) days of the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of the Officer Negotiation Request, and such thirty (30) day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 8.2.

8.2    CEO Negotiation. If any Dispute is not resolved pursuant to Section 8.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within thirty (30) days of receipt of a CEO Negotiation Request, and such thirty (30) day period is not extended by mutual written consent of the Parties, the Dispute may be resolved as set forth in Section 8.3.

8.3    Dispute Resolution and Injunctive Relief. In the event that a Dispute has not been resolved within thirty (30) days of the receipt of a CEO Negotiation Request in accordance with Section 8.2, or within such longer period as the Parties may agree to in writing, then any Party may petition or file an action in a court of competent jurisdiction for resolution of such Dispute. Notwithstanding the foregoing provisions of this ARTICLE VIII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 8.1 and Section 8.2 if such action is reasonably necessary to avoid irreparable damage, and (b) a Party may petition or file an action in a court of competent jurisdiction for resolution of a Dispute before the expiration of the periods specified in Section 8.1 and Section 8.2 if such Party has submitted a CEO Negotiation Request and the other Party(ies) has failed to comply with Section 8.1 and/or Section 8.2 in good faith with respect to such negotiation.

8.4    Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups, as applicable, to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this ARTICLE VIII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE IX

MISCELLANEOUS

9.1    Termination; Waiver and Amendments.

(a)    Prior to the IPO Closing Date, this Agreement may be terminated by Post, in its sole discretion. In the event of any termination of this Agreement prior to the IPO Closing Date, no Party (nor any of its directors, officers, members, managers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

(b)    After the IPO Closing Date, this Agreement may be terminated only by mutual consent of each of the Parties.

(c)    No provisions of this Agreement or any Ancillary Agreement shall be deemed waived by a Party, unless such waiver is in writing and signed by the authorized representative of the Party against whom it sought to enforce such waiver.

(d)    No provisions of this Agreement or any Ancillary Agreement shall be deemed amended, supplemented or modified, unless such waiver, supplement or modification is in writing and signed by the authorized representative of each Party.

9.2    Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. Without limiting the foregoing, prior to, on and after the Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party(ies) from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the BellRing Assets and the Post Assets and the assignment and assumption of the BellRing Liabilities and the Post Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party(ies), take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

9.3    Counterparts; Entire Agreement; Corporate Power.

(a)    This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(b)    This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings among the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Formation Transactions and the IPO and would not have been entered into independently.

(c)    Post represents on behalf of itself and each other member of the Post Group, BellRing LLC represents on behalf of itself and each other member of the BellRing Group, and BellRing Inc. represents on behalf of itself, as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)    this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)    Each Party acknowledges that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement by facsimile or by e-mail in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement.

9.4    Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter into herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

9.5    Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that no Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Parties or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a Change of Control of such party so long as the resulting, surviving or transferee Person assumes all of the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties.

9.6    Third Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Post Indemnitee or BellRing Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third Person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

9.7    Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or electronically, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.7):

If to Post (prior to, on or after the Effective Time), to:

Post Holdings, Inc.

2503 S. Hanley Rd.

St. Louis, MO 63144

Attention: General Counsel

E-mail:

If to BellRing LLC (prior to, on or after the Effective Time), to:

BellRing Brands, LLC

2503 S. Hanley Rd.

St. Louis, MO 63144

Attention: General Counsel

E-mail:

If to BellRing Inc. (prior to, on or after the Effective Time), to:

BellRing Brands, Inc.

2503 S. Hanley Rd.

St. Louis, MO 63144

Attention: General Counsel

E-mail:

A Party may, by notice to the other Parties, change the address to which such notices are to be given.

9.8    Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

9.9    Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Parties of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

9.10    No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, no Party nor any member of such Party’s Group, as applicable, shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to any other Party or any member of its Group, as applicable, arising out of this Agreement or any Ancillary Agreement.

9.11    Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred at or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Formation Transactions and the IPO, and any Ancillary Agreement, the IPO Registration Statement and the consummation of the transactions contemplated hereby and thereby, will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs, expenses and reimbursements shall be allocated among the Parties, and borne and be the responsibility of the applicable Party, as set forth on Schedule 9.11.

9.12    Headings. The Article, Section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

9.13    Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and any Liabilities for the breach of any obligations contained herein, shall survive the Formation Transactions and the IPO and (subject to any agreement of the parties in connection therewith) any termination under Section 9.1(b), and shall remain in full force and effect. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this ARTICLE IX shall survive the termination of this Agreement for any reason.

9.14    Waivers of Default. Waiver by a Party of any default by any other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of any other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

9.15    Specific Performance. Subject to the provisions of ARTICLE VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance for which a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

9.16    Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary

Agreement) shall be deemed to include the exhibits, schedules and appendices (including all Exhibits, Schedules and Appendices) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (i) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to October 7, 2019.

9.17    Limitations of Liability; No Recourse. Notwithstanding anything in this Agreement to the contrary, (a) none of BellRing Inc., BellRing LLC or any other member of the BellRing Group, on the one hand, nor Post or any other member of the Post Group, on the other hand, shall be liable under this Agreement to the others for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third Party Claim); and (b) no individual who is a shareholder, director, member, manager, employee, officer, agent or representative of any of the Parties, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of any Party under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each Party, for itself and its respective Subsidiaries and its and their respective shareholders, directors, members, managers, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

9.18    Performance. Post shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Post Group. BellRing LLC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the BellRing Group. Each of Post and BellRing LLC (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

9.19    Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Master Transaction Agreement to be executed by their duly authorized representatives as of the date first written above.

POST HOLDINGS, INC.

By:	/s/ Robert V. Vitale
	Name:	Robert V. Vitale
	Title:	President and Chief Executive Officer

BELLRING BRANDS, LLC

By:	/s/ Darcy Horn Davenport
	Name:	Darcy Horn Davenport
	Title:	President and Chief Executive Officer

BELLRING BRANDS, INC.

By:	/s/ Darcy Horn Davenport
	Name:	Darcy Horn Davenport
	Title:	President and Chief Executive Officer

[Signature Page to Master Transaction Agreement]